U.S. GEOTHERMAL INC.

To the Shareholders of U.S. Geothermal Inc.:

     On April 1, 2007, the beginning of our recent fiscal year, Raft River Unit I was under construction and about 50% complete. We had a market capitalization value of $61 million, our share price was $1.39 and our shares were traded in Canada on the TSX Venture Exchange and in the United States on the OTC Bulletin Board.

     Today, just over one year later, we have two producing power plants in operation, four geothermal projects underway, our market capitalization value is about $150 million, our share price has doubled and our shares are traded on the American Stock Exchange and the Toronto Stock Exchange.

     A look back at the year shows that in April 2007 we announced significant construction advances at the Raft River, Idaho project. In May 2007, we completed a $20 million equity financing at a share price of C$2.20. By June 2007, 2.6 square miles of energy rights were added at Raft River Idaho. In August 2007, we hired our chief geologist. In September 2007, the power purchase agreement for Raft River Unit I was replaced by a full output contract with better terms for the project. In October 2007, the company received its first analyst coverage by a US brokerage firm, began trading on the main Toronto Stock Exchange, and the Raft River project produced its first electrical power. In December 2007, the Raft River construction phase was complete. In January 2008, Raft River Unit I was in commercial production. In February 2008, a drilling permit was received for Neal Hot Springs in Oregon. In March 2008, a second PPA was signed for a planned Unit 2 at Raft River.

     And then, on May 1, 2008, we acquired the San Emidio geothermal power project in Nevada. This acquisition, and the accompanying $14 million equity financing, was the culmination of a year’s hard work to execute an acquisition that would meet our requirements of good value and the right fit. We achieved those objectives nicely with the San Emidio acquisition.

     Recently, we drilled a new production well at Neal Hot Springs in Oregon, began trading on the American Stock Exchange, received analyst coverage from a prestigious investment bank in New York and announced the formation of a new exploration venture at the Great Boiling Springs north of Reno, Nevada.

     The company today has a more diversified asset base located in three western states. We have four significant projects under development with two of them already producing and selling electricity and two of the projects in advanced stages of exploration. Our new acquisition, San Emidio, holds the most immediate promise for development and will be our main focus in the months ahead. Neal Hot Springs will also be the subject of continued focus. At Raft River, we are still working to understand the reservoir for Unit I. The Raft River Unit I plant is now producing between 10 and 11 megawatts of power. We are not completely happy about these results because we are still buying electricity from a third party to run our production pumps and some of our costs are higher than originally anticipated. Tests and modeling of the reservoir suggest that we need to drill a new injection well closer to the production field to provide additional pressure support. It is also likely that we need to drill more production capacity to achieve maximum electrical output from this plant.

     For the year ended March 31, 2008, we experienced a loss of $3,369,358 ($0.06 per share), which is indicative of the high level of activity related to exploration, development, financing, management incentive and support of the growth initiatives of your company. Our balance sheet is strong with no debt and about $12 million in cash.

     After a full career at a number of large and small engineering and mining companies, I have learned the value of a good team. Our management has a strong mix of skills and dedication that has successfully placed the Pacific Northwest’s first geothermal power plant online and is now positioned to lever that experience on the projects ahead.

     Management is committed to working through the next few years to turn your company into a profitable enterprise. We need to determine the best solutions to the reservoir issues at Raft River Unit I, complete the expansion development of the San Emidio and be successful in the exploration and development at Neal Hot Springs. We will work on finding other ways to grow the company, expand the pipeline of projects and create value for you the shareholder.

July 2008

Daniel Kunz

President and Chief Executive Officer

The Corporation’s common stock has been trading on the TSX Venture Exchange in Canada from May 2004 to September 2007 under the trading symbol “GTH”. In October 2007, the common shares were de-listed from the TSX Venture and listed on the Toronto Stock Exchange. In the United States, the Corporation’s shares were available for trading on the Over-the Counter Bulletin Board from June 2005 to mid April 2008 under the trading symbol “UGTH”. Effective mid April 2008, the shares began trading on the American Stock Exchange under the trading symbol “HTM”. The following graph was prepared to provide a comparative analysis of the Corporation’s common stock price (GTH) as compared to the Standard and Poor’s 500 index in the United States and the Standard and Poor’s TSX Composite index in Canada. For comparison purposes, the prices (indices) were adjusted assuming a $100 investment in each effective May 31, 2004.

U.S. Geothermal Stock Price Performance Graph

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

[X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

For the fiscal year ended March 31, 2008

Or

[   ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

For the transition period from ______ to ______

Commission File Number 333-117287

U.S. GEOTHERMAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	84-1472231
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1505 Tyrell Lane
Boise, Idaho	83706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code 208-424-1027

Securities registered under Section 12(b) of the Exchange Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	American Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: NONE

Indicate by check mark if the registrant is well-known seasoned issuer, as defined in Rule 405
of the Securities Act [   ] Yes   [X] No

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or
Section 15(d) of the Act. [   ] Yes   [X] No

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been
subject to such filing requirements for at least the past 90 days.[X] Yes  [   ] No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K
(§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [X]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of
the Act).  [   ] Yes   [X] No

The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of May 27, 2008: $156,028,366

Number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date.

Class of Equity	Shares Outstanding as of May 27, 2008
Common stock, par value	62,011,753
$ 0.001 per share

Documents Incorporated by Reference:

Portions of the definitive proxy statement to be delivered to stockholders in connection with our 2008 Annual Meeting of Stockholders are incorporated by reference in Part III of this Form 10-K.”

U.S. Geothermal Inc. and Subsidiaries

Form 10-K

INDEX

For the Year Ended March 31, 2008

U.S. Geothermal Inc. and Subsidiaries

Form 10-K

INDEX

For the Year Ended March 31, 2008

PART I

ITEM 1. DESCRIPTION OF BUSINESS

This report contains forward-looking statements, including, but not limited to, our statements on strategy, operating forecasts, and our working capital requirements and availability. In addition, from time to time, the company or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission (the “SEC”), press releases or oral statements made by or with the approval of an authorized executive officer of the company. Forward-looking statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “estimate”, or “continue” or the negative thereof or other variations thereon or comparable terminology. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors and conditions described in the discussions of “Risk Factors” and “Management’s Plan of Operations” in this report and in other documents the company files from time to time with the Securities and Exchange Commission. The reader is cautioned that the Company does not have a policy of updating or revising forward-looking statements and thus the reader should not assume that silence by management of the Company over time means that actual events are bearing out as estimated in such forward-looking statements.

All references to “dollars” or “$” are to United States dollars and all references to CDN$ are to Canadian dollars.

U.S. Geothermal Inc. (the “Company,” “GTH” or “we” or “us” or words of similar import) is in the renewable “green” energy business. Through its subsidiary, U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho,” although our references to the company include and refer to our operations through Geo-Idaho), we are engaged in the acquisition, development and utilization of geothermal resources in the Western Region of the United States of America. Geothermal energy is the natural heat energy stored within the earth’s crust. In some areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

Development of Business

History

Geo-Idaho was formed as an Idaho corporation in February 2002 to conduct geothermal resource development. On March 5, 2002 Geo-Idaho entered into a letter agreement with the previous owner, pursuant to which Geo-Idaho agreed to acquire all of the real property, personal property and permits that comprised the owner’s interest in the Raft River project.

The Company and Geo-Idaho entered into a merger agreement on February 28, 2002, which was amended and restated on November 30, 2003, and closed on December 19, 2003. In accordance with the merger agreement, GTH acquired Geo-Idaho through the merger of Geo-Idaho with a subsidiary, EverGreen Power Inc., an Idaho corporation formed for that purpose. Geo-Idaho is the surviving corporation and the subsidiary through which GTH conducts operations. As part of this acquisition, we changed our name to U.S. Geothermal Inc. Because the former Geo-Idaho shareholders became the majority holders of GTH, the transaction is treated as a “reverse takeover” for accounting purposes.

We currently operate two power plants, Raft River Unit I in Idaho, through our joint venture with Raft River I Holdings, LLC, a subsidiary of Goldman Sachs, and a plant located in the San Emidio Desert in Nevada. We also have several other properties under development or exploration. Raft River Unit I commenced commercial operations in January 2008. Raft River Unit I is currently selling between 9.6 and 11.7 megawatts of power to Idaho Power Company under a net 13 megawatt power purchase agreement (“PPA”) which expires in 2032. Management is currently evaluating alternatives to bring the Raft River Unit I plant operations to its nameplate capacity of 13 megawatts.

In May 2008, we acquired the geothermal assets, including a 3.6 net megawatt nameplate generating capacity power plant, from Empire Geothermal Power LLC and Michael B. Stewart, located in Washoe County, Nevada for approximately $16.6 million. The plant currently generates an approximate average net output of 3.1 megawatts, which is sold to Sierra Pacific Power Corporation. We intend to begin development drilling and planning related to the construction of a 27 megawatt facility utilizing twin 13.5 megawatt plants, similar to the 13 megawatt plant at Raft River Unit I, near the existing San Emidio geothermal plant in the third calendar quarter of 2008. When construction is complete, the existing 3.6 megawatt plant may be decommissioned.

Plan of Operations

Our management examines different factors when assessing potential acquisitions or projects at different stages of development, such as the internal rate of return of the investment, technical and geological matters and other relevant business considerations. We evaluate our operating projects based on revenues and expenses, and our projects under development, based on costs attributable to each project.

We have additional exploration and development properties, Raft River Units II and III in Idaho, Neal Hot Springs in Oregon, potential additional development at San Emidio and energy rights within the Gerlach Known Geothermal Resource Area in Nevada, which we recently entered.

Our business strategy is to identify, evaluate, acquire, develop and operate geothermal assets and resources economically, safely and efficiently. We intend to execute this strategy in several steps outlined below:

  Leverage Management Team Capabilities and Experience – Our strategy is focused on the identification and acquisition of resources that can be developed in a cost-effective manner to produce attractive returns. In particular, we seek to acquire projects that have already undergone geothermal resource discovery. In addition, we intend to operate and manage construction of the projects, while using internal personnel and third-party contractors to efficiently and cost-effectively develop those resources. We believe that we have the strategic personnel in place to determine which resources provide the greatest opportunity for efficient development and operation. We have developed relationships and employed personnel that will allow us to develop and utilize geothermal resources as efficiently as possible.

  Develop Our Pipeline of Quality Projects – Our project pipeline currently consists of several projects that we believe are aligned with our growth strategy. These projects have consulting reports from various industry experts supporting our belief in those projects’ potential, and we have started PPA negotiations for power off-take with counterparties for some of these growth opportunities. If realized, our identified project pipeline will greatly expand our renewable power generation capacity.

  Utilize Production Tax Credits and Other Incentives – Although geothermal power production can be cost competitive with fossil fuel power generating facilities without government subsidies in some cases, production tax credits available to geothermal power producers enhance the project economics and attract capital investment. For the Raft River Unit I project, we partnered with Goldman Sachs in order to fully utilize production tax credits available to the joint venture. Our strategy going forward is to structure project ownership to be the primary beneficiary of project economics.

  Pursue Acquisition Strategy – The geothermal market, particularly in the United States, is fragmented and characterized by a few large players and a number of smaller ones. Geothermal exploration and development is costly, technically challenging and requires long lead times before a project will produce revenue. We believe that geothermal technical and managerial talent is limited in the industry and that access to capital to develop projects will not be equally available to all participants. As a result, we believe that there will be opportunities in the future to pursue acquisitions of geothermal projects and/or geothermal development companies with attractive project pipelines.

  Evaluate Other Potential Revenue Streams from Geothermal Resources – In addition to electricity generation, we will evaluate additional applications for our geothermal resources including industrial, agriculture, and aquaculture purposes. These uses generally constitute lower temperature applications where, after driving a turbine generator, residual hot water can be cycled for secondary processes before being returned to the geothermal reservoir by injection wells, which can provide incremental revenue streams. We will evaluate the optimal use for each geothermal resource and determine whether selling heat for industrial purposes or generating and subsequently selling power to a grid will generate the highest return on the asset.

Cash Requirements

We believe our cash and liquid investments at March 31, 2008, plus the $10.2 million in cash generated from the private placement completed April 28, 2008, is adequate to fund our general operating and development activities through March 31, 2009. In the ordinary course of constructing and developing activities, cost overruns, variances in geothermal reservoir conditions and contract delays can significantly affect the economics of our projects. Management believes that sufficient funding will be available to meet its current business objectives, including anticipated cash needs for working capital. If additional funds are needed, we anticipate that the equity may be raised through the issuance of shares, exercise of existing outstanding warrants, and/or through the sale of ownership interest in tax credits and benefits.

On April 9, 2008, the Company entered into an agreement with a Canadian investment dealer (the “Underwriter”), pursuant to which the Underwriter purchased 6,382,500 units of the Company (each, a "Unit"), each Unit comprising one common share of the Company (each, a "Common Share") and one half of one common share purchase warrant (each whole common share purchase warrant, a "Warrant"), on an underwritten private placement basis at a price of $2.35 CDN per Unit to raise gross proceeds of $14,998,875 CDN. Each Warrant entitles the holder thereof to acquire one additional common share of the Company for a period of 24 months following the closing of the offering for $3.00 US per common share. The net proceeds of the offering is being used by the Company to complete the San Emidio geothermal project acquisition recently announced and for general working capital purposes.

Material Acquisitions/Development

San Emidio and Granite Creek – (Nevada)
We have acquired the geothermal assets of Empire Geothermal Power, LLC and Michael B. Stewart (“Empire Acquisition”) for approximately $16.6 million. This purchase was completed on May 1, 2008. The transaction included an operational geothermal power plant, ground water rights, and geothermal energy rights to properties in two locations: the San Emidio and the Granite Creek assets. The San Emidio assets are located in the San Emidio Desert, Washoe County, Nevada and include the geothermal power plant project, approximately 22,944 acres (35.9 square miles) of geothermal leases, and ground water rights used for cooling water. The Granite Creek assets are comprised of approximately 5,414 acres (8.5 square miles) of BLM geothermal leases located approximately 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser. This plant is our second operating geothermal power plant and is owned by a subsidiary of U.S. Geothermal. The power plant sells an annual average of approximately 3.1 megawatts. The plant is approximately 21 years old and employs four binary cycle units. We have conducted a review of the information regarding the project, and we believe that the existing production wells can provide 4,500 to 5,000 gallons per minute of 290 to 300°F fluid to the current power plant. We believe this flow rate and temperature has the potential to generate 10+ megawatts using a modern binary cycle power plant.

An independent resource assessment report prepared by Black Mountain Technology in 2008 shows a potential for 44 megawatts of power generation per year for over 30 years. Based on the known 21 year historical production data from this reservoir we believe that the resource can be significantly expanded with the addition of a number of new production and injection wells. The resource is shallow relative to other properties under development by us, which we believe will allow us to utilize this property economically.

The San Emidio plant sells its output to Sierra Pacific Power Corporation pursuant to a power purchase agreement (“PPA”). We have prepared a development plan for the San Emidio geothermal resource area for the production of 27 megawatts of power generation. The current plan calls for the construction of twin 13.5 megawatt plants, similar to the 13 megawatt plant at Raft River Unit I. We expect the existing well field will be able to provide approximately 75% of one of the twin plants, fuel requirements, and the new production well field will be able to provide the balance of the first plant’s fuel requirements and will support the development of the second 13.5 megawatt power plant. We plan to begin drilling in 2008, with commercial operations of the twin plants currently expected in late 2010.

Management is currently reviewing alternatives and believes project financing will be available for the development and construction. The method of financing the construction of the new power plant has not yet been determined. We believe the construction cost of the project will be approximately $75 to $85 million.

Neal Hot Springs – (Oregon)
Neal Hot Springs is a promising geothermal resource located in Eastern Oregon. We acquired the Neal Hot Springs geothermal energy and surface rights in September 2006. The Neal Hot Springs resource is currently under development and no construction decision has been made at this time. Drilling of the first well has been completed. We are currently seeking permits to drill two additional production wells and one injection well. Drilling on the first production well began in April 2008 and was completed in June 2008. The productivity status of the well is currently being tested and evaluated. Upon confirmation of positive flow test results on the well, we expect to drill the three additional wells before being able to confirm the initial project megawatt capacity.

To date, a total of approximately $2 million has been expended on the Neal Hot Springs project. We expect additional expenditures of approximately $5 to $6 million to complete drilling of the planned three additional wells and associated flow testing.

While a geothermal resource discovery has been verified, a commercial geothermal reservoir has not yet been proven to exist at Neal Hot Springs. Teplow Geologic performed a preliminary assessment of Neal Hot Springs based on data prepared by Chevron Minerals from drill records from the late 1970s. Teplow concluded that a potential commercially viable geothermal resource exists and recommended a geophysical and geological mapping program. The mapping and geophysical program was completed by Teplow and MWH Geo-Surveys Inc. in February 2007. The geophysical program included use of gravimetric and magnetic mapping to produce a subsurface map of the area’s faults and irregularities. Additionally, water samples from the surface hot springs were analyzed by Thermochem, Inc., and a geothermometer (a chemical based estimate of resource temperature) was calculated which estimated the potential production temperature at 311ºF to 347ºF.

We have prepared a development plan for the Neal Hot Springs geothermal resource area for the target production of 26 megawatts of power generation. The plan calls for the construction of twin 13-megawatt plants, similar to the 13-megawatt plant at Raft River Energy Unit I. Drilling of the first well has been completed. This new well is located adjacent to the discovery well drilled by Chevron Resources in l979. Based on flow test results currently underway, if this new well successfully produces from the hydrothermal fluid system we anticipate, we will seek permits for three more locations for the drilling of two more production wells and one injection well. The permitting is expected to take about three months. Based on our current understanding of the energy potential at the Neal Hot Springs discovery, we expect to drill a total of 8 production and 7 injection wells with an average depth of about 2,500 to 4,000 feet. The total drill program for all 15 wells is expected to take 17 months. Our current plan shows that assuming successful drilling, signing of EPC contracts, signing of a PPA and closing of project finance activities it is possible to start construction by the forth quarter of 2009 and be online in late 2011. We believe the construction cost of the project will be approximately $95 million.

We plan to seek additional PPAs for future phases, which may involve drilling new wells and determining the production capacity of those wells for additional plant construction. At this time it is not possible to estimate if or when future wells will be drilled. Future phases may involve additional PPAs with Idaho Power Company or other utilities in the service area and may or may not include terms similar to other PPA.

Gerlach – (Nevada)
The Company purchased the right to a 1,252 acre Bureau of Land Management (“BLM”) geothermal lease for $300,000 in October of 2007. In May of 2008, the Company entered into a joint venture agreement with Gerlach Green Energy LLC of Nevada (“GGE”). The target of the joint venture is the exploration of the Gerlach geothermal system, which is located in northwestern Nevada, near the town of Gerlach. The joint venture is located near the Company’s Granite Creek leases that were recently acquired as part of the San Emidio geothermal power plant arrangement.

The joint venture agreement establishes a limited liability company named Gerlach Geothermal LLC. The agreement provides the Company with a 60 percent ownership interest in the joint venture through a subsidiary of the Company and provides GGE a 40 percent ownership interest in the joint venture. The Company is required to expend $2,000,000 toward the joint venture, of which $300,000 has already been made by a property contribution of the 1,252 acre BLM geothermal lease. GGE has contributed to the joint venture one BLM geothermal lease and one private geothermal lease. These leases have all had previous geologic work performed including geophysical studies and drilling. The joint venture agreement provides GGE an option to maintain its 40 percent ownership interest by making additional capital contributions as required. If GGE elects to dilute to below a 10 percent interest, their ownership position in the joint venture will be converted to a 10 percent net profits interest. The Company serves as the joint venture manager and will receive a reasonable fee for the services.

The combined joint venture property totals 3,615 acres (5.6 square miles) with 3,415 acres of BLM leases and 200 acres in a private property lease that contains the Great Boiling Springs thermal feature. The geothermal system near Gerlach is well known, with an extensive database from previous studies and exploration drilling and the Company believes the area has significant exploration potential. Gerlach was ranked as the No. 3 top resource in Nevada by the United States Geological Survey in Circular 726, “Assessment of Geothermal Resources of the United States; 1975”, and has estimated potential resource temperatures from geochemical analysis of 338º F to 352º F (USGS Circulars 726 and 790).

Material Changes in Employees

At March 31, 2008, the Company had 19 full-time and one part time employee (10 administrative and project development, and 9 field and plant operations). As a result of the Empire Acquisition, effective May 1, 2008, an additional 6 full-time field and plant operations employees were added. The Company continuously considers acquisition opportunities, and if the Company is successful in making acquisitions, additional management and administrative staff may be added.

The Company did not experience any labor disputes or labor stoppages during the current fiscal year.

Principal Products

The principal product is based upon activities related to the production of electrical power from the utilization of the Company’s geothermal resources. The primary product will be the direct sale of power generated by our interests in our geothermal power plants. Currently our principal revenues are earned through consulting and management fees obtained for our services. All power plants currently being considered and currently under construction are for sites in the Western Region of the United States of America.

Sources and Availability of Raw Materials

Geothermal energy is natural heat energy stored within the Earth’s crust at economically accessible depth. In some areas of the Earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

There are four major components (or factors) to a geothermal resource:

1.	Heat source and temperature – The economic viability of a geothermal resource is related to the amount of heat generated. The higher the temperature, the more valuable the geothermal resource.

2.	Fluid – A geothermal resource is commercially viable only when the system contains water and/or steam as a medium to transfer the heat energy to the surface.

3.	Permeability – The fluid present underground must be able to move. In general, significant porosity and permeability within the rock formation are needed to create a viable reservoir.

4.

Depth – The cost of development increases with depth, as do resource temperatures. The proximity of the reservoir to the surface is therefore a key factor in the economic valuation of a geothermal resource.

Electrical power is directly produced through the utilization of geothermal resources; however, these resources are not a direct component of the final product.

Raft River Unit I, Idaho is a proven geothermal resource, and has a 13 megawatt geothermal power plant in operation. San Emidio, Nevada is a proven geothermal resource, and has a 3.6 megawatt geothermal plant in operation. Unless major geological changes occur that impact the geothermal reservoirs, the condition of the existing resources is expected to remain consistent over time. Each power plant constructed will have an impact on the temperature and pressure of the tapped reservoir. The extent of this impact and the results of future drilling exploration to determine the actual extent of the reservoir will be a limiting factor on the number of plants that can be constructed at a particular reservoir.

Significant Patents, Licenses, Permits, Etc.

Raft River. Five significant permits are in place for the Raft River project and are necessary for continued operations:

1.	Geothermal well permits for production and injection wells issued by the Idaho Department of Water Resources.
2.	A Conditional Use Permit for the first two power plants was issued by the Cassia County Planning and Zoning Commission on April 21, 2005.
3.	The Idaho Department of Environmental Quality issued the Air Quality Permit to Construct on May 26, 2006.
4.	A Wastewater Reuse Permit issued by the Idaho Department of Environmental Quality on February 23, 2007.

San Emidio. The San Emidio project has five significant permits in place necessary for continued operations:

1.	Geothermal well permits for production and injection wells issued by the Nevada Division of Minerals.
2.	A Special Use Permit issued by the Washoe County Board of Commissioners on July 1, 1987.
3.	An Air Quality Permit to Operate from Washoe County renewed on January 1, 2008.
4.	A Surface Discharge Permit from Nevada Division of Environmental Protection issued on June 11, 2001.
5.	An Underground Injection Permit from Nevada Division of Environmental Protection issued on August 18, 2000.

Seasonality of Business

Generally, the Company’s operations and construction activities are not significantly impacted by seasonality factors. The Company’s binary geothermal plants can operate more efficiently in cooler temperatures. Cooler temperatures facilitate the cooling process of the secondary fluid that is used to power the turbines. However, plant drilling and construction activities could be negatively impacted by inclement weather that can occur, primarily, during the winter months.

Industry Practices/Needs for Working Capital

The Company is heavily involved in development operations; therefore high levels of working capital are committed, either directly or indirectly to the construction efforts. After a plant becomes commercially operational, the needs of working capital are expected to be low. This assumption is primarily based upon the projected revenues and relatively low levels of expected operational expenses. The Company is expecting to be significantly involved in development activities for the next 5 to 10 years.

Dependence on Few Customers

Ultimately, the market for electrical power is vast; however, the number of entities that can physically, logistically and economically purchase the commodity in large quantities in our area of operations are limited. The Company currently collects revenues from two major sources that include the Idaho Power Company (through the Company’s major subsidiary Raft River Energy Unit I) and Sierra Pacific Power Company. Even at planned levels of operation, it is expected that the Company and its interests will have a small number of direct customers that may amount to less than 4 or 5.

Competitive Conditions

Although the market for different forms of energy is large and dominated by very powerful players, we perceive our industrial competition to be independent power producers and in particular those producers who provide “green” renewable power. Our definition of green power is electricity derived from a source that does not pollute the air, water or earth. Sources of green power, in addition to geothermal, include wind, solar, biomass and run-of-the river hydroelectric. A number of states have instituted renewable portfolio standards (“RPS”) that require utilities to purchase a minimum percentage of their power from renewable sources. For example, RPS statutes in California and Nevada require 20% renewable, and according to the Department of Energy’s Energy Efficiency and Renewable Energy department, utilities in 34 states nationwide are providing their customers with the opportunity to purchase green, renewable power through premium pricing programs. As a result, we believe green power is a niche sub-market, in which many power purchasers are increasing or committing to increase their investments. Accordingly, the conventional energy producers do not provide direct competition.

In the Pacific Northwest there is currently only one geothermal facility (Raft River Energy Unit I). There are a number of wind farms, as well as biomass and run-of-the river hydroelectric facilities. However, the Company believes that the combination of greater reliability and baseload generation from geothermal, access to infrastructure for deliverability, and a low "full life" cost will allow it to successfully compete for long term power purchase agreements.

Factors that can influence the overall market for our product include some of the following:

  number of market participants buying and selling;
  availability and cost of transmission;
  amount of electricity normally available in the market;
  fluctuations in electricity supply due to planned and unplanned outages of competitors’ generators;
  fluctuations in electricity demand due to weather and other factors;
  cost of fuel used by generators, which could be impacted by efficiency of generation technology and fluctuations in fuel supply;
  environmental regulations that impact us and our competitors;
  extension of the production tax credits past December 31, 2008;
  relative ease or difficulty of developing and constructing new facilities; and
  credit worthiness and risk associated with buyers.

Environmental Compliance

As the Company’s design and permitting activities have progressed, it has further refined and clarified the environmental issues for which it will have to demonstrate compliance in the construction and operation of a geothermal facility at Raft River. The relevant legislation includes: Clean Air Act, Endangered Species Act, Clean Water Act, Rivers and Harbors Act, National Historic Preservation Act, National Pollutant Discharge Elimination System, Resource Conservation and Recovery Act, Idaho Solid Waste Facilities Act and the IDAPA Drilling for Geothermal Resource Rules.

In preparation for project financing, Raft River Unit I Environmental Site Assessment was completed by Kleinfelder on October 21, 2005. The Unit I assessment identified two underground storage tanks, which have since been removed.

The Raft River project is currently in compliance with all environmental permits and water quality monitoring requirements. The most significant investment in environmental compliance has been associated with water quality monitoring which is currently being conducted on a weekly basis. The Company previously petitioned the Idaho Department of Water Resources (IDWR) to reduce the monitoring obligations. IDWR believed that additional monitoring data was warranted. Based on additional ground water monitoring data, the Company is again requesting a reduced ground water monitoring frequency. We anticipate a favorable response from the IDWR.

Since operations have been initiated, key environmental reports include:

1)	Monthly production and injection reports which are filed with the IDWR;

2)	Quarterly ground water monitoring reports which are filed with IDWR;
3)	Annual land application and blowdown water quality reports filed with the Idaho Department of Environmental Quality.
4)	Annual Tier II reporting filed with the Idaho Bureau of Homeland Security, Local Emergency Planning Committee, and the local fire department.

The Raft River project is ideally suited in a rural agricultural area. The nearest full time resident is located over one mile south of the plant. The nearest part time resident is located approximately one half mile north of the plant. Additionally, there are no unique plant or animal communities in the area and no unique cultural or environmental constraints.

Financial Information about Geographic Areas

As described in detail in the Property section, the Company’s interest in the Raft River Unit I power plant, located in the southeastern part of the State of Idaho, became operational on January 3, 2008. Similar plants are in the planning stages at the same location as well as locations in Nevada and Oregon. The Company has recently acquired a 3.6 megawatt geothermal plant and geothermal rights in San Emidio, Nevada. Land acquisitions and rights have been obtained to explore the development and construction of power plants in the southeastern part of the State of Oregon.

Available Information

We make available, free of charge through our Internet website at http://www.usgeothermal.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information on our website is not incorporated into this report and is not a part of this report.

Governmental Approvals and Regulation

U.S. Geothermal Inc. (“GTH”) is subject to federal and state regulation in respect of the production, sale and distribution of electricity. Federal legislation includes the Energy Policy Act of 2005, the Federal Power Act, and the Energy Policy Act of 1992. GTH is defined as an independent power producer under the rules and regulations of the Federal Energy Regulatory Commission ("FERC"). As an independent power producer, GTH’s operations are supported by the Public Utility Regulatory Policies Act (”PURPA”) which encourages alternative energy sources such as geothermal, wind, biomass, solar and cogeneration. The State of Idaho also regulates electricity through the Idaho Public Utility Commission ("IPUC"). Regulated utilities have the exclusive right to distribute and sell electricity within their service area. They may purchase electricity in the wholesale market from independent producers like GTH. The IPUC, has the authority to establish rules and regulations governing the sale of electricity generated from alternative energy sources. Regulated utilities are required to purchase electricity on an avoided cost basis from renewable energy facilities, or they may acquire purchased power through bids or negotiated procedures.

On May 8, 2006, GTH submitted proposals to Idaho Power in response to their “Request for Proposal for Geothermal Power.” GTH was the preferred respondent and entered power purchase contract negotiations with Idaho Power. The Raft River Unit I Geothermal Power Plant started up under a contract based on avoided costs which limited the output of the plant to 10 average mega watts per month. Through subsequent contract negotiations, GTH reduced the long-term cost of power to Idaho Power, and is now allowed to deliver as much power in any month as the plant is capable of producing, up to a maximum hourly output of approximately 16 mega watts. The annual average output is expected to be on the order of 13 mega watts. This 30 percent increase in plant output would be achieved without major additional power plant capital investment and is expected to decrease the operating cost per kilowatt-hour. Some additional production and injection capacity will have to be developed in order to meet the output targets.

Because carbon regulation is anticipated to increase the cost of power sourced from coal and because there are limited opportunities to purchase baseload geothermal power, GTH has found that utilities across the Western United States are eager to discuss PPAs with GTH.

On February 28, 2008, U.S. Geothermal Inc. and Eugene Water and Electric Board (“EWEB”), from Eugene, Oregon signed a power purchase agreement (“PPA”) for the planned Unit II power plant at Raft River. The PPA allows for variable electrical output up to a maximum of 16 megawatts with a term of 25 years. The PPA is subject to successful drilling and resource development at Raft River. The power will be delivered to BPA’s customer load in Idaho.

The combined sales from the Idaho Power Raft River Unit I contract and the EWEB Unit II contract will be 26 megawatts from two plants. Before the burgeoning interest in geothermal power, the Company had originally planned 30 megawatts from three plants. The construction of only two larger plants will result in substantial capital and operating cost savings through improved economy of scale.

In addition to the EWEB agreement, the strong regional interest in geothermal power has resulted in numerous utilities inquiring with GTH to purchase the electrical power output of Unit III at Raft River, for the output of the Neal Hot Springs power plants, and for any expanded output at the company’s San Emidio, NV project. All future plants will be developed under PPAs that do not restrict the output of the project.

GTH will be required to obtain various federal, state and county approvals for construction of future geothermal facilities. These approvals are issued by entities such as the U.S. Fish and Wildlife Service, U.S. Environmental Protection Agency, State (NV, OR, ID) Departments of Environmental Quality, Water Resources, State Historic Preservation Offices, the applicable land management agency, and County Commissioners.

For project development in Idaho and Oregon, David Evans & Associates of Boise, Idaho is providing consulting and engineering services for transmission and interconnection issues. Centra Consulting, Inc. of Boise, Idaho has been retained to assist with State of Idaho air quality and cooling water reuse permitting, and we have retained various environmental engineering firms and regulatory consultants to advise and assist GTH with regard to siting, design and regulatory compliance.

For project development in Nevada, U.S. Geothermal is retaining similar consulting firms to supplement in-house staff.

Environmental Credits

In the past several years, there has been increased demand for energy generated from geothermal resources in the United States as production costs for electricity generated from geothermal resources have become competitive relative to fossil fuel generation. This is partly due to newly enacted legislative and regulatory incentives, such as production tax credits and state renewable portfolio standards. State renewable portfolio standards laws require that an increasing percentage of the electricity supplied by electric utility companies operating in states with such standards will be derived from renewable energy resources until certain pre-established goals are met. We expect increasing demand for energy generated from geothermal and other renewable resources in the United States as additional states adopt or extend renewable portfolio standards.

As a “green” power producer, environmental-related credits, such as renewable energy credits or carbon credits, may become available for sale to power companies (to allow them to meet their “green” power requirements) or to businesses which produce carbon based pollution. If available, these credits will belong exclusively to us, and may provide an additional source of revenue.

We expect the following key incentives to influence our results of operation are:

Production Tax Credits. Production tax credits provide project owners with a federal tax credit for the first ten years of plant operation. At present, unless extended, facilities constructed after December 31, 2008 will not be eligible to use this production tax credit. The federal production tax credit available for geothermal energy in 2007 was 2 cents per kilowatt-hour.

Renewable Energy Credits. Renewable Energy Certificates, or RECs, are tradable environmental commodities that represent proof that 1 megawatt-hour of electricity was generated from an eligible renewable energy resource. In states that have a REC program, a renewable energy provider is credited with one REC for every 1,000 kilowatt-hours or 1 megawatt-hour of electricity it produces. The renewable energy is then fed into the electrical grid and the accompanying REC can then be sold on the open market providing the renewable energy producer with an additional source of income.

On July 29, 2006, U.S. Geothermal, Inc. signed a $4.6 million renewable energy credits purchase and sales agreement with Holy Cross Energy, a Colorado cooperative electric association. Holy Cross Energy will purchase the renewable energy credits associated with the Raft River Unit I power production from 2008 to 2017. We retain the renewable energy credits associated with power production from Raft River Unit I after 2017. We expect to receive a majority of the annual revenue from the ten-year renewable energy credits sales arrangement with Holy Cross Energy. Raft River Unit 1 started accruing renewable energy credit revenues in January 2008.

ITEM 1A. Risk Factors

General Business Risks

Our future performance depends on our ability to establish that the geothermal resource is economically sustainable. Geothermal resource exploration and development involves a high degree of risk. The recovery of the amounts shown for geothermal properties and related deferred costs on our financial statements, as well as the execution of our business plan generally, is dependent upon the existence of economically recoverable and sustainable reserves. Expansion of the production of power from our interests is not certain and depends on successful drilling and discovery of additional geothermal hydrothermal resources in quantities and containing sufficient heat necessary to economically fuel future plants.

We have a need for substantial additional financing and will have to significantly delay, curtail or cease operations if we are unable to secure such financing. The Company requires substantial additional financing to fund the cost of continued development of the Neal Hot Springs (Oregon) and San Emidio (Nevada) projects and other operating activities, and to finance the growth of our business, including the construction and commissioning of power generation facilities. We may not be able to obtain the needed funds on terms acceptable to us or at all. Further, if additional funds are raised by issuing equity securities, significant dilution to our current shareholders may occur and new investors may get rights that are preferential to current shareholders. Alternatively, we may have to bring in joint venture partners to fund further development work, which would result in reducing our interests in the projects.

We may be unable to obtain the financing we need to pursue our growth strategy in the geothermal power production segment, which may adversely affect our ability to expand our operations. When we identify a geothermal property that we may seek to acquire or to develop, a substantial capital investment will be required. Our continued access to capital, through project financing or through a partnership or other arrangements with acceptable terms is necessary for the success of our growth strategy. Our attempts to secure the necessary capital may not be successful on favorable terms, or at all.

Market conditions and other factors may not permit future project and acquisition financings on terms favorable to us. Our ability to arrange for financing on favorable terms, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the state in which the project is located and the continued existence of tax laws which are conducive to raising capital. If we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using equity financing which will have a dilutive effect on our common stock. Also, in the absence of favorable financing or other capital options, we may decide not to build new plants or acquire facilities from third parties. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

We may not be able to fully develop the geothermal resource within the Raft River Unit I joint venture boundaries which would increase development costs for Raft River Unit II and result in delays. Raft River Unit II is currently anticipated to be located within the Raft

River Unit I joint venture boundaries. Without the agreement and consent of our Raft River Unit I joint-venture partner, Raft River Holdings, we cannot fully develop the geothermal resource within the Raft River Unit I joint venture boundaries without incurring increased development costs and delays.

It is very costly to place geothermal resources into commercial production. Before the sale of any power can occur, it will be necessary to construct a gathering and disposal system, a power plant, and a transmission line, and considerable administrative costs would be incurred, together with the drilling of additional wells. For Raft River Energy Unit I, capital contributions of approximately $51 million were needed. Future expansion of power production at Raft River, Idaho and San Emidio, Nevada and development of new power production capability at Neal Hot Springs may result in significantly increased capital costs related to increased production and injection well drilling and higher costs for labor and materials. To fund expenditures of this magnitude, we may have to find a joint venture participant with substantial financial resources. There can be no assurance that a participant can be found and, if found, it would result in us having to substantially reduce our interest in the project.

We may be unable to realize our strategy of utilizing the tax and other incentives available for developing geothermal power projects to attract strategic alliance partners, which may adversely affect our ability to complete these projects. Part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

Our participation in the joint venture is subject to risks relating to working with a co-venturer. Raft River Energy I LLC is the Unit I project joint venture company with Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc. Raft River I Holdings, LLC has contributed a total of $34.2 million in cash and we have contributed over $15.6 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC. We are subject to risks in working with a co-venturer that could adversely impact Unit I of the Raft River project as well as anticipated development of Raft River Unit II. We anticipate that the Raft River Unit II power plant may utilize the geothermal resource within the Raft River Unit I joint venture boundaries. Further, our contribution to the joint venture may exceed returns from the joint venture, if any.

We are a holding company and our revenues depend substantially on the performance of our subsidiaries and the projects they operate. We are a holding company whose primary assets are our ownership of the equity interests in our subsidiaries. We conduct no other business and, as a result, we depend entirely upon our subsidiaries’ earnings and cash flow. Our subsidiaries and projects may be restricted in their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the satisfaction of other obligations, including the payment of operating expenses or debt service.

We may not be able to manage our growth due to the commencement of operations of the Raft River and San Emidio power plants and exploration activities in Neal Hot Springs which could negatively impact our operations and financial condition. Significant growth in our operations will place demands on our operational, administrative and financial resources, and the increased scope of our operations will present challenges to us due to increased management time and resources required and our existing limited staff. Our future performance and profitability will depend in part on our ability to successfully integrate the operational, financial and administrative functions of Raft River and San Emidio and other acquired properties into our operations, to hire additional personnel and to implement necessary enhancements to our management systems to respond to changes in our business. There can be no assurance that we will be successful in these efforts. Our inability to manage the increased scope of operations, to integrate acquired properties, to hire additional personnel or to enhance our management systems could have a material adverse effect on our results of operations.

If we incur material debt to fund our business, we could face significant risks associated with such debt levels. We will need to procure significant additional financing to construct, commission and operate our power plants in order to generate and sell electricity. If this financing includes the issuance of material amounts of debt, this would expose the Company to risks including, among others, the following:

  a portion of our cash flow from operations would be used for the payment of principal and interest on such indebtedness and would not be available for financing capital expenditures or other purposes;

  a significant level of indebtedness and the covenants governing such indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain activities or financing options may be limited or prohibited under the terms of agreements relating to such indebtedness;

  a significant level of indebtedness may make us more vulnerable to defaults by the purchasers of electricity or in the event of a downturn in our business because of fixed debt service obligations; and

  the terms of agreements may require us to make interest and principal payments and to remain in compliance with stated financial covenants and ratios. If the requirements of such agreements were not satisfied, the lenders could be entitled to accelerate the payment of all outstanding indebtedness and foreclose on the collateral securing payment of that indebtedness, which would likely include our interest in the project.

In such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations, including the repayment of outstanding principal and interest on such indebtedness.

We may not be able to successfully integrate companies that we may acquire in the future, which could materially and adversely affect our business, financial condition, future results and cash flow. Our strategy is to continue to expand in the future, including through acquisitions. Integrating acquisitions is often costly, and we may not be able to successfully integrate our acquired companies with our existing operations without substantial costs, delays or other adverse operational or financial consequences. Integrating our acquired companies involves a number of risks that could materially and adversely affect our business, including:

  failure of the acquired companies to achieve the results we expect;
  inability to retain key personnel of the acquired companies;
  risks associated with unanticipated events or liabilities; and
  the difficulty of establishing and maintaining uniform standards, controls, procedures and policies, including accounting controls and procedures.

If any of our acquired companies suffers performance problems, the same could adversely affect the reputation of our group of companies and could materially and adversely affect our business, financial condition, future results and cash flow.

The success of our business relies on retaining our key personnel. We are dependent upon the services of our President and Chief Executive Officer, Daniel J. Kunz, our Chief Financial Officer, Kerry D. Hawkley, our Chief Operating Officer, Douglas J. Glaspey, and Kevin Kitz, our Vice President – Project Development. The loss of any of their services could have a material adverse effect upon us. The Company has executed employment agreements with these persons but does not have key-man insurance on any of them.

Our development activities are inherently very risky. The high risks involved in the development of a geothermal resource cannot be over-stated. The development of geothermal resources at our Raft River and Neal Hot Springs projects are such that there cannot be any assurance of success. Exploration costs are high and are not fixed. The geothermal resource cannot be relied upon until substantial development, including drilling, has taken place. The costs of development drilling are subject to numerous variables such as unforeseen geologic conditions underground which could result in substantial cost overruns. Drilling for geothermal resource at Raft River is relatively deep with the average depth of wells some 6,000 feet. Drilling at Neal Hot Springs and at planned future phases of expansion at Raft River may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.

Our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we could experience a material adverse effect on our future results of operations and financial condition.

In addition to the substantial risk that wells drilled will not be productive, or may decline in productivity after commencement of production, hazards such as unusual or unexpected geologic formations, pressures, downhole conditions, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of well fluids, pollution and other physical and environmental risks are inherent in geothermal exploration and production. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations.

The impact of governmental regulation could adversely affect our business by increasing costs for financing or development of power plants. Our business is subject to certain federal, state and local laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. On a Federal level, the most important tax rule that affects our business is the Production Tax Credit (“PTC”), which is currently set to expire on December 31, 2008. If the PTC is not extended, financing of planned additional geothermal power plants will be much more difficult because the PTC enhances the annual revenue of the project by about 25 percent per year for the first 10 years. Without this revenue enhancement the expected internal rates of returns on investments would be significantly lower and therefore they would be less desirable for investors who then may choose to invest elsewhere for greater returns. The loss of the PTC is a risk that could result in making future expansions at Raft River, San Emidio and at Neal Hot Springs uneconomic. New rules recently adopted by the Bureau of Land Management, as directed by the Energy Policy Act of 2005, require competitive auction of all geothermal leases on Federal lands. Competitive leasing is significantly increasing the cost of obtaining leases on Federal land, is adding to the capital costs needed to develop geothermal projects, is increasing the total electrical power prices needed to make a geothermal project viable and is making it more difficult to acquire additional adjacent lands for reservoir protection and exploration.

If Federal lands or any Federal involvement are included in any geothermal development, requirements of the National Environmental Policy Act ("NEPA") will be triggered. Most of the geothermal resource in the United States is located in the western states, where the Federal Government often is the largest landowner. If a NEPA action is triggered, such as an Environmental Impact Statement or Environmental Assessment, a project delay of one to two years and a cost of $1,000,000 to $2,000,000 or more may be incurred while the environmental permitting process is completed. NEPA not only can impact the property where the geothermal resource is located, but includes the siting and construction of transmission lines. Environmental legislation is evolving in a manner that means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

In the states of Idaho, Nevada and Oregon, drilling for geothermal resources is governed by specific rules. In Nevada drilling operations are governed by the Division of Minerals (Nevada Administrative Code Chapter 534A); in Idaho by the Idaho Department of Water Resources (IDAPA 37 Title 03 Chapter 04); and in Oregon by the Division of Oil, Gas and Mineral Industries (Division 20 Geothermal Regulation). These rules require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters, and, may not allow or may restrict drilling activity, or may require that a geothermal resource be unitized (shared) with adjoining land owners. Such laws and regulations may increase the costs of planning, designing, drilling, installing, operating and abandoning our geothermal wells, the power plant and other facilities. State environmental requirements and permits, such as the Idaho Department of Environmental Quality, Air Quality Permit to Construct, include public disclosure and comment. It is possible that a legal protest could be triggered through one of the permitting processes that would delay construction and increase cost for one of our projects. The state of Oregon has an Energy Facility Siting Council that must issue a site certificate for any geothermal energy facilities of 35 megawatts or higher which could affect the Neal Hot Spring project by adding additional cost and delay construction.

Because of these state and federal regulations, we could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remediation costs. We could potentially discharge such materials into the environment:

  from a well or drilling equipment at a drill site;
  leakage of fluids or airborne pollutants from gathering systems, pipelines, power plant and storage tanks;
  damage to geothermal wells resulting from accidents during normal operations; and
  blowouts, cratering and explosions.

Because the requirements imposed by such laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business by increasing cost and the time required to explore and develop geothermal projects. In addition, because the Vulcan Property at Raft River was previously operated by others, we may be liable for environmental damage caused by such former operators.

Industry competition may impede our growth and ability to enter into power purchase agreements on terms favorable to us, or at all, which would negatively impact our revenue. The electrical power generation industry, of which geothermal power is a sub-component, is highly competitive and we may not be able to compete successfully or grow our business. We compete in areas of pricing, grid access and markets. The industry in the Western United States, in which our the Raft River and San Emidio projects are located, is complex as it is composed of public utility districts, cooperatives and investor-owned power companies. Many of the participants produce and distribute electricity. Their willingness to purchase electricity from an independent producer may be based on a number of factors and not solely on pricing and surety of supply. If we cannot enter into power purchase agreements on terms favorable to us, or at all, it would negatively impact our revenue and our decisions regarding development of additional properties.

Some of our leases will terminate if we do not achieve commercial production during the primary term of the lease, thus requiring us to enter into new leases or secure rights to alternate geothermal resources, none of which may be available on terms as favorable to us as any such terminated lease, if at all. Most of our geothermal resource leases are for a fixed primary term, and then continue for so long as we achieve commercial production or pursuant to other terms of extension. The land covered by some of our leases is undeveloped and has not yet achieved commercial production of the geothermal resources. Leases that cover land which remains undeveloped and does not achieve commercial production and leases that we allow to expire, will terminate. In the event that a lease is terminated and we determine that we will need that lease once the applicable project is operating, we would need to enter into one or more new leases with the owner(s) of the premises that are the subject of the terminated lease(s) in order to develop geothermal resources from, or inject geothermal resources into, such premises or secure rights to alternate geothermal resources or lands suitable for injection, all of which may not be possible or could result in increased cost to us, which could materially and adversely affect our business, financial condition, future results and cash flow.

Claims have been made that some geothermal plants cause seismic activity and related property damage. There are approximately two-dozen geothermal plants operating within a fifty-square-mile region in the area of Anderson Springs, in Northern California, and there is general agreement that the operation of these plants causes a generally low level of seismic activity. Some residents in the Anderson Springs area have asserted property damage claims against those plant operators. There are significant issues whether the plant operators are liable, and to date no court has found in favor of such claimants. While we do not believe the areas of the Raft River, Idaho, San Emidio, Nevada and Neal Hot Springs, Oregon will present the same geological or seismic risks, there can be no assurance that we would not be subject to similar claims and litigation, which may adversely impact our operations and financial condition.

Actual costs of construction or operation of a power plant may exceed estimates used in negotiation of power purchase and power financing agreements. The Company’s initial power purchase contract is under rates established by the Idaho Public Utility Commission, using an “avoided-cost” model for cost of construction and operating costs of power plants. If the actual costs of construction or operations exceed the model costs, the Company may not be able to build the contemplated power plants, or if constructed, may not be able to operate profitably. The Company’s financing agreements provide for a priority payback to our partner. If the actual costs of construction or operations exceed the model costs, we may not be able to operate profitably or receive the planned share of cash flow and proceeds from the project.

Payments under our initial power purchase agreement may be reduced if we are unable to forecast our production adequately. Under the terms of our initial power purchase agreement, and starting with the third year of operation, if we do not deliver electricity output within 90% to 110% of our forecasted amount, which requires us to submit a forecast every three months, payments for the amount delivered will be reduced, possibly significantly. For example if the plant produces more than 110% of the power as forecasted then we would not receive any revenue for the amount over the forecast figure. If the plant produces less than 90% of the forecast amount for unexcused reasons, such as normal plant breakdowns and maintenance, then we may be subject to a reduced power price, depending the prevailing power market conditions. The agreement moves the power price to the market price instead of contracted price. We currently expect to forecast 9 megawatts of delivery for a 10-megawatt plant and the damages would then result if the actual delivery was only 8.1 megawatts or less. All 8.1 megawatts would be subject to a reduced price that is not possible to predict at this time. The total average revenue per megawatt hour is approximately $62.40 and the reduction in revenue could be perhaps 30 percent of that amount. As a risk mitigation element we are not subject to this adjustment until year three of the contract and then we are able to submit a new forecast every three months thereby limiting this exposure.

There are some risks for which we do not or cannot carry insurance. Because our current operations are limited in scope, the Company carries public liability insurance and directors’ and officers’ liability coverage, but does not currently insure against any other risks. As its operations progress, the Company will acquire additional coverage consistent with its operational needs, but the Company may become subject to liability for pollution or other hazards against which it cannot insure or cannot insure at sufficient levels or against which it may elect not to insure because of high premium costs or other reasons. In particular, coverage is not available for environmental liability or earthquake damage.

Our officers and directors may have conflicts of interests arising out of their relationships with other companies. Several of our directors and officers serve (or may agree to serve) as directors or officers of other companies or have significant shareholdings in other companies. To the extent that such other companies may participate in ventures in which the Company may participate, the directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. From time to time several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

Failure to comply with regulatory requirements may adversely affect our stock price and business. As a public company, we are subject to numerous governmental and stock exchange requirements, with which we believe we are in compliance. The Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (SEC) have requirements that we may fail to meet by the required deadlines or we may fall out of compliance with, such as the internal controls assessment, reporting and auditor attestation required under Section 404 of the Sarbanes-Oxley Act of 2002. The Company has documented and tested its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”). Commencing March 31, 2008, the end of the Company’s most recent fiscal year, SOX required an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting and an attestation report by the Company’s independent auditors on internal controls over financial reporting. Management concluded that the Company’s internal control over financial reporting was ineffective as of March 31, 2008 due to a material weakness identified by its external auditors in connection with the calculation of the stock option valuations. The remediation efforts designed by the Company may not be adequate to address the material weakness. Due to the existence of the material weakness, the Company has also determined that its disclosure controls and procedures, as defined under the Securities Exchange Act of 1934, were not effective. We may also incur additional costs in order to comply with Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly. Our failure to meet regulatory requirements and exchange listing standards may result in actions such as the delisting of our stock impacting our stock’s liquidity; SEC enforcement actions; and securities claims and litigation.

We may be subject to liquidated damages in the event that a resale registration statement is not declared effective by September 29, 2008. On April 28, 2008 (the “Closing Date”), we completed a private placement of 6,382,500 units (each a “Unit”) at a price of $2.35 CDN per Unit. Each unit consisting of one common share (“Common Share”) of the Company and one half of one warrant. Each whole Common Share purchase warrant (a “Warrant”) entitles the holder thereof to acquire one Common Share in the capital of the Company for a period of 24 months following the Closing Date. Upon completion of the placement and the issuance of 290,000 shares of common stock in connection with the Empire transaction, the company had 62,011,753 shares issued and outstanding. In connection with the offering, we agreed to file a registration statement with the Securities and Exchange Commission as soon as practicable after closing and to use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective by September 29, 2008, the purchasers in the private placement are entitled to receive, as liquidated damages, 0.1 common shares for each common share purchased.

Risks Relating To the Market for Our Securities

A significant number of shares of our common stock are eligible for public resale. If a significant number of shares are resold on the public market, the share price could be reduced and could adversely affect our ability to raise needed capital. The market price for our common stock could decrease significantly and our ability to raise capital through the issuance of additional equity could be adversely affected by the availability and resale of such a large number of shares in a short period of time. If we cannot raise additional capital on terms favorable to us, or at all, it may delay our exploration or development of existing properties or limit our ability to acquire new properties, which would be detrimental to our business.

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock. There is currently only a limited public market for our common stock on the Toronto Stock Exchange in Canada and on the American Stock Exchange in the United States, and investors may be unable to resell their shares of common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

The price of our common stock is volatile, which may cause investment losses for our shareholders. The market for our common stock is highly volatile, having ranged in the last fiscal year ended March 31, 2008, from a low of $1.59 CDN to a high of $4.75 CDN on the TSX Exchanges and from a low of $1.37 US to a high of $4.78 US on the Over-the-Counter Bulletin Board. The trading price of our common stock on the TSX Exchange and on the American Stock Exchange is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

We do not intend to pay any cash dividends in the foreseeable future. We intend to reinvest any earnings in the development of our projects. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends.

Provisions in our bylaws and under Delaware law could discourage a takeover that stockholders may consider favorable. Our bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions prohibit stockholders from calling special meetings, which may deter a takeover attempt. Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of 15% or more of our capital stock for a period of three years following the date on which the stockholder acquired such ownership percentage, unless, among other things, our Board of Directors has approved the transaction. This statute likewise may discourage, delay or prevent a change of control.

Item 2. Description of Property

The Company has interests in three areas in the Western United States. These interests include the Raft River area located in southeastern Idaho, the Neal Hot Springs area located in eastern Oregon (near the Idaho/Oregon boarder), and our interests located in northwestern Nevada. The properties in northwestern Nevada include San Emidio, Gerlach and Granite Creek. The company currently has two commercially operational power plants. Unit I at Raft River became commercially operational on January 3, 2008. The San Emidio plant was acquired in the Empire Acquisition.

REGIONAL LOCATION MAP

Raft River - (Idaho)

The Raft River project, where the company’s geothermal operations are located, is in southeastern Idaho, approximately 55 miles southeast of Burley, the county seat of Cassia County. Burley, population 8,300, is the local agricultural and manufacturing center for the area, providing a full range of light to heavy industrial services.

A commercial airport is located 90 miles to the northeast in Pocatello, Idaho. Pocatello, population 53,000, is a regional center for agriculture, heavy industry (mining, phosphate refining), technology and education with Idaho State University. Malta, a town with a population of approximately 180, is 12 miles north of the project site where basic services, fuel, and groceries are available. Year-round access to the project from Burley is via Interstate Highway 84 south to State Highway 81 south, then east on the Narrows Canyon Road, an improved county road.

The Raft River project currently consists of ten parcels (generally referred to as the U.S. Geothermal Property, the Crank Lease, the Newbold Lease, the Jensen Investments Leases, the Stewart Lease, the Bighorn Mortgage Lease, the Doman Lease, the Griffin Lease, and the Glover Lease) comprising 783.93 acres of fee land and 4,736.79 acres of contiguous leased geothermal rights located on private property in Cassia County, Idaho. All parcels are defined by legal subdivision or by metes and bounds survey description. The ten parcels are as follows:

The U.S. Geothermal Property - Idaho. The U.S. Geothermal Property is comprised of three separate properties that total 783.93 acres; the Vulcan Property, the Elena Corporation Property and the Dewsnup property. The Vulcan Property includes both surface and geothermal rights and consists of two parcels. The first parcel has a total area of approximately 240 acres and three geothermal wells (RRGE-1, RRGP-4 and RRGP-5) are located on this parcel. The second parcel has a total area of approximately 320 acres, and three additional geothermal wells (RRGE-3, RRGI-6 and RRGI-7) are located on this parcel. A fourth well, RRGE-2, although located on the property covered by the Crank lease, was acquired by the company as part of its purchase of the Vulcan Property.

The Elena Property is comprised of surface and geothermal rights to approximately 100 acres of property, excluding the oil and gas rights to the property. The property is contiguous to other properties owned or leased by the company.

The Dewsnup Property is comprised of the surface and geothermal rights to approximately 123.93 acres of property, excluding the oil and gas rights to the property, but including all water and water rights. The property is contiguous to other properties owned or leased by the company.

The Crank Lease. The Crank lease covers approximately 160 acres of mineral and geothermal rights, with right of ingress and egress.

The Newbold Lease. The Newbold lease covers approximately 20 acres of both surface and geothermal rights.

The Jensen Investments Leases. The first Jensen Investments lease covers approximately 2,954.75 acres of geothermal rights only. It is contiguous with the Vulcan Property and property covered by the Crank and Stewart leases. The second Jensen Investments lease covers approximately 44.5 acres of surface and geothermal rights, and is contiguous with property covered by the first Jensen lease.

The Stewart Lease. The Stewart Lease covers approximately 317.54 acres on two adjoining parcels. Parcel 1 contains approximately 159.04 acres and includes surface and geothermal rights. Parcel 2 contains approximately 158.50 acres and only covers surface rights. The underlying geothermal rights for Parcel 2 are subject to the first Jensen Investments Lease.

The Bighorn Mortgage Lease. The Bighorn Mortgage lease covers approximately 280 acres of surface and geothermal rights.

The Doman Lease. The Doman lease covers approximately 640 acres of surface and geothermal rights, excluding oil and gas rights.

The Griffin Lease. The Griffin lease contains approximately 160 acres of geothermal rights.

The Glover Lease. The Glover lease contains approximately 160 acres of geothermal rights.

BLM Lease. The geothermal resources lease agreement with the United States Department of Interior Bureau of Land Management (BLM) was entered into on August 1, 2007. The lease is for approximately 1,685 acres of land located contiguous to the Raft River Property in southeastern Idaho.

Raft River Unit I

Unit I at Raft River became commercially operational on January 3, 2008. As a result of the project financing for Unit I of the Raft River project, the Company has contributed over $17 million in cash and property to Raft River Energy I LLC, the Unit I project joint venture company. Raft River Holdings, an affiliate of Goldman Sachs Group, has contributed approximately $34 million to the project. Property assigned to Raft River Energy by the Company includes seven production and injection wells, seven monitoring wells, the Stewart lease, the Crank lease, the Newbold lease, the Doman lease, and the Glover lease. All appropriate permits and contracts have also been assigned to Raft River Energy for Unit I.

Although significant detail has been provided about each specific lease area, the economics of the project is based on the total resource. The reservoir supporting the project encompasses the entire Known Geothermal Resource Area (KGRA), which includes all the property owned or leased by the company at Raft River. All discussions of the economics of the project, including future phases, will be based at the project level rather than at the lease level.

Lease/Royalty Terms

The Crank lease, the Newbold lease, the Jensen Investments leases, the Bighorn Mortgage lease, the Doman lease, the Griffin lease and the Glover lease have royalties payable under the following terms:

(a)	Energy produced, saved and used for the generation of electric power, which is then sold by lessee, has a royalty of ten percent (10%) of the net proceeds.
(b)	Energy produced, saved and sold by lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value.
(c)	Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

The Stewart lease has production royalties payable under the following terms:

(a)	Energy produced, saved and sold by the Lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value of the electric power.
(b)	Energy produced, saved and used for the generation of electric power, which is then sold by Lessee, has a royalty of three percent (3%) of the market value of the electric power.
(c)	Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

No production royalties have been paid to date under any of the leases. All of the leases may be extended indefinitely if production is achieved during the primary term, so long as production is maintained. For each lease other than the Crank Lease (see below), once production is achieved the amounts due annually will be the greater of the production royalty and the minimum payment for the last year of the primary term. All payments under the leases are made annually in advance on the anniversary date of the particular lease. In addition, the following lease and other royalty terms apply to the individual leases:

The Crank Lease. The lease agreement with Janice Crank was originally entered into June 28, 2002, and had a primary term of 5 years. After GTH provided evidence to the lessor that the well (RRGE-2) located on lessor’s property was not owned by the lessor (but instead was included in the Vulcan Property), a new lease was entered into on June 28, 2003, which excluded the ownership of RRGE-2, with a four-year initial term. Advance production royalties (on a June to June basis) are payable under the Crank lease as follows:

  Year 1 (Paid June 2002 under original lease): $5,000
  Year 2 (Paid June 2003 under original lease): $10,000
  Year 3 (Paid June 2004 under renegotiated lease): $10,000
  Year 4: (Paid June 2005): $10,000
  Year 5: (Paid June 2006): $10,000

Payments for years 2002 through 2006 have been recorded as lease expense. When commercial production is attained, these lease payments can be deducted from future production royalties. For later years, during commercial production, there is a minimum annual production royalty of $18,000. If the initial commercial production from the well is delayed past the primary lease term, we will seek an amendment to extend the primary term to the initial commercial plant production date. The minimum amount that will be payable over the course of the leases is $45,000. Maximum amounts payable will depend on production from the property.

The Newbold Lease. The company leases this property pursuant to a lease agreement with Jay Newbold dated March 1, 2004. The Newbold lease has a primary term of 10 years (through February 28, 2014) and is extended indefinitely so long as production from the geothermal field is maintained. Minimum lease payments are as follows:

  Years 1-5: $10.00 per acre or $200 per year
  Years 6-10: $15.00 per acre or $300 per year

The minimum amount that will be payable over the course of the lease is $2,500. Maximum amounts payable will depend on royalties on production from the property.

The Jensen Investments Leases. The first Jensen Investments lease was originally with Sergene Jensen, as lessor, is dated July 11, 2002, and has a primary term of 10 years. In September 2005, the property subject to the lease was conveyed and the lease was assumed by Jensen Investments, Inc. Minimum lease payments (on a July to July basis) are as follows:

  Years 1-5: $2.50 per acre or $7,386.88 per year
  Years 6-10: $3.00 per acre or $8,864.25 per year

The minimum amount that will be payable over the course of the lease is $81,256. Maximum amounts payable will depend on production from the property. The second Jensen Investments lease, with Jensen Investments, Inc., is dated July 12, 2002, and has a primary term of 10 years. Minimum lease payments (on a July to July basis) are as follows:

  Years 1-5: $2.50 per acre or $111.25 per year
  Years 6-10: $3.00 per acre or $133.50 per year

The minimum amount that will be payable over the course of the lease is $1,224. Maximum amounts payable will depend on royalties on production from the property.

The Stewart Lease. The Stewart lease, with Reid and Ruth Stewart, is dated December 1, 2004, and has a primary term of 30 years. Minimum lease payments are as follows:

  Year 1: $8,000

  Year 2: $5,000
  Year 3-30: $5,000 plus an annual increase of 5% per year.

The minimum amount that will be payable over the course of the lease is $319,614. Maximum amounts payable will depend upon royalties on production from the property.

The Bighorn Mortgage Lease. The Bighorn Mortgage lease, with Bighorn Mortgage Corporation, is dated July 5, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1-5:   $1,400
  Year 6-10: $2,100

The minimum amount that will be payable over the course of the lease is $17,500. Maximum amounts payable will depend upon royalties on production from the property.

The Doman Lease. The Doman lease, with Dale and Ronda Doman, is dated June 23, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1-5:   $1,600.
  Year 6-10: $3,200.

The minimum amount that will be payable over the course of the lease is $24,000. Maximum amounts payable will depend upon royalties on production from the property.

The Griffin Lease. The Griffin lease, with Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, is dated June 23, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1:      $1,600.
  Year 2-5:      $800.
  Year 6-10: $1,200.

The minimum amount that will be payable over the course of the lease is $10,800. Maximum amounts payable will depend upon royalties on production from the property.

The Glover Lease. The Glover lease, with Philip Glover, is dated January 25, 2006, and has a primary term of 10 years. Minimum lease payments are as follows:

  Year 1:      $2,100.
  Year 2-5:   $1,600.
  Year 6-10: $2,400.

The minimum amount that will be payable over the course of the lease is $20,500. Maximum amounts payable will depend upon royalties on production from the property.

The total minimum amount payable under all of the leases during their primary terms is $522,393. The above listed lease payments are payable annually in advance, and are current through lease years beginning in 2005. The leases can be renewed for extended periods as long as the power plant continues to produce power.

With the construction of the power plant included in Unit I of the Raft River project, management has increased the general liability and umbrella liability insurance coverage, as deemed necessary. Additional builders risk insurance will be obtained prior to construction of the power plant.

BLM Lease. The lease has a primary term of 10 years. After the primary term, the Company has the right to extend the contract in accordance with regulation 43 CFR subpart 3207. The lease calls for annual payments of $3,502 including processing fees. BLM has the right to terminate the contract upon written notice if the Company does not comply with the terms of the agreement. The royalty rate is based upon 10% of the value of the resource at the well head. The amounts are calculated according to a formula established by Minerals Management Service (“MMS”).

Neal Hot Springs – (Oregon)

Neal Hot Springs is a promising geothermal resource located in Eastern Oregon. We acquired certain of the Neal Hot Springs geothermal energy and surface rights in September 2006. It is currently under development and no construction decision has been made at this time.

Planning is complete and the permit has been received for drilling the first production well at Neal Hot Springs. We are currently seeking permits for drilling two additional production wells and one injection well. Drilling on the first production well began in the second calendar quarter of 2008. Upon confirmation of positive flow test results on the first well, we expect to drill the three additional wells. The additional drilling work is expected to continue for approximately three months. Following the completion of the drilling, flow tests will be conducted on all of the wells and a construction decision will be made.

Lease/Royalty Terms

Cyprus Gold Exploration Corporation. The lease is for mineral rights for 4,960 acres located in Malheur County, Oregon is dated January 24, 2007, and has a primary term of 10 years, and expires January 24, 2017. Minimum lease payments are as follows:

Year 2007	$6,000
Year 2008-2011	$4,000
Year 2012-2016	$8,000

The agreement defines a royalty rate is based upon 2% of the actual revenue for the first 10 years of commercial production and 3% thereafter.

JR Land and Livestock. The lease is for mineral rights for 4,960 acres located in Malheur County, Oregon is dated January 24, 2007, and has a primary term of 10 years, and expires January 24, 2017. Minimum lease payments are as follows:

Year 1	$15,000
Year 2	$25,000
Year 3	$30,000

The agreement defines a royalty rate is based upon 3% of the gross proceeds for the first 5 years of commercial production, 4% of gross proceeds for the next 10 years, and 5% of the gross proceeds thereafter. .

San Emidio – (Nevada)

The Company acquired a 3.6 megawatt operating geothermal power plant and approximately 28,358 acres (44.3 square miles) of geothermal energy leases and certain ground water rights all located north of Reno, Nevada.

The asset purchase transaction was structured with an initial closing on April 1, 2008 and the final closing on May 1, 2008. The total purchase price was $16.6 million. The assets are comprised of two locations: the San Emidio assets and the Granite Creek assets. The San Emidio assets are located in the San Emidio Desert, Washoe County, Nevada and include the geothermal power project, approximately 22,944 acres (35.9 square miles) of geothermal leases, and ground water rights used for cooling water. The Granite Creek assets are comprised of approximately 5,414 acres (8.5 square miles) of BLM geothermal leases located about 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser.

The 3.6 -megawatt geothermal power plant has been producing power since 1987 and sells electricity to Sierra Pacific Power Corporation under an existing power purchase agreement that extends through 2017. A March 2008 resource assessment of the San Emidio geothermal leases by independent experts Susan Petty and Dennis Trexler of Black Mountain Technology shows a total resource potential of 44 megawatts with a 90% probability factor.

The power plant was constructed in 1986 with commercial power generation beginning in 1987. Deeper wells with higher temperatures were drilled in 1994 to supply the plant after output declined due to cooling of the original, shallow production wells. The current configuration of the plant consists of four 1.2 megawatt Ormat Energy Converters, three injection wells and four production wells. A three cell cooling tower was added in 1998 to improve summer power generation. The plant is connected to the transmission grid via a 60 kilovolt intertie.

San Emidio is our second operating geothermal power plant and is owned by a wholly owned subsidiary of the Company (USG Nevada LLC). The project is a small-scale geothermal power plant selling approximately three megawatts. The plant is approximately 21 years old and employs four binary cycle units. We have conducted a review of the information regarding the project, and we believe that the existing production wells can provide 4,500 to 5,000 gallons per minute of 290 to 300 °F fluid to the current power plant.

Lease/Royalty Terms

BLM Leases. At the closing of the Empire Acquisition, the geothermal leases with the BLM were assigned to the Company. The lease contracts are for approximately 21,905 acres of land and geothermal rights located in the San Emidio Desert, Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years if the BLM does not need the land for any other purpose and the lessee is maintaining production at commercial quantities. The leases require the lessee to conduct operations in a manner that minimizes adverse impacts to the environment.

The terms of the BLM contracts are detailed as follows:

Contract No.	Current Contract Expiration Date	Acres	Annual Rate
N63004	1/1/2009	1,280	$ 1,280
N63005	1/1/2009	1,279	1,279
N63006	1/1/2009	1,920	1,920
N63007	1/1/2009	1,920	1,920
N75233	11/1/2011	1,868	3,738
N75552	11/1/2012	2,560	2,560

N75553	11/1/2012	1,480	1,480
N75554	11/1/2012	2,118	2,119
N75555	11/1/2012	960	960
N75556	11/1/2012	1,480	1,480
N75557	11/1/2012	1,280	1,280
N75558	11/1/2012	680	680
N42707	Indefinite	1,797	0
N47169	12/1/2017	3	0
N74196	4/30/2012	640	640
N57437	9/30/2008	640	2,560

The BLM lease contracts require royalty payments for the use of geothermal resources. The rate is based upon 10% of the value of the resource at the well head. The amounts are calculated according to a formula established by Minerals Management Service (MMS).

Kosmos Lease. This is a geothermal resource lease agreement for 1,040 acres with The Kosmos Company (Kosmos). The lease has been in effect since October l987 and continues so long as the lessee is drilling for, producing geothermal power, or conducting remedial operations. Under the terms of the first amendment to the lease which became effective upon our acquisition of the San Emidio Geothermal assets, Kosmos will be paid the greater of $8,000 per month or 3.5% of the gross sales price of electric power from fluids produced and injected until the proposed new power plant achieves commercial operation. When a new power plant is installed and producing commercial power, the royalty will change to 1.75% of the gross sales price of electric power sold by the lessee for 120 months and 3.5% thereafter.

Gerlach – (Nevada)

May 2008, the Company entered into a joint venture agreement with Gerlach Green Energy LLC of Nevada to form a limited liability company named Gerlach Geothermal LLC. The joint venture owns geothermal rights for 3,615 acres (5.6 square miles) located in northwestern Nevada near the town of Gerlach. The target of the joint venture is the exploration of the regional Gerlach geothermal system. The joint venture is located near the Company’s Granite Creek leases that were recently acquired as part of the San Emidio geothermal power plant acquisition.

Lease/Royalty Terms

BLM Leases. The Gerlach Geothermal LLC assets are comprised two BLM geothermal leases and one private lease totaling 3,615 acres. Both BLM leases have a royalty rate is based upon 10% of the value of the resource at the wellhead. The amounts are calculated according to a formula established by Minerals Management Service (MMS). One of the two BLM leases has a second royalty commitment to a third party of 4% of gross revenue for power generation and 5% for direct use based on BTUs consumed at a set comparable price of $7.00 per million BTU of natural gas. The private lease has a 10 year primary term and would receive a royalty of 3% gross revenue for the first 10 years and 4% thereafter.

Granite Creek – (Nevada)

The Granite Creek assets are comprised of approximately 5,414 acres (8.5 square miles) of BLM geothermal leases located about 6 miles north of Gerlach, Nevada along a geologic structure known to host geothermal features including the Great Boiling Spring and the Fly Ranch Geyser.

Lease/Royalty Terms

BLM Leases. The Company has three geothermal lease contracts with the BLM. The lease contracts are for approximately 5,414 acres of land and geothermal water rights located in the northwestern Nevada. The lease contracts have primary terms of 10 years. Per federal regulations applicable for the contracts, the lessee has the option to extend the primary lease term another 40 years if the BLM does not need the land for any other purpose and the lessee is maintaining production at commercial quantities. The leases state annual lease payments of $5,414, not including processing fees, and expire October 31, 2012.

Boise Administration Office – (Idaho)

The Company entered into a 3 year lease contract effective January 1, 2008 through January 31, 2011, for general office space for an executive office located in Boise, Idaho. The lease payments are due in monthly installments that start at $5,637 per month and increase annually to $5,981 per month.

Item 3. Legal Proceedings

As of May 31, 2008, management is not aware of any legal proceedings in which the Company is a party, as plaintiff or defendant, or which involve any of its properties.

Item 4. Submission of Matters to a Vote of Security Holders

None.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Over-The-Counter Bulletin Board

From June 3, 2005 to April 15, 2008, the common stock of U.S. Geothermal Inc. was quoted on the Over-The-Counter Bulletin Board (the “Bulletin Board”) under the trading symbol “UGTH”. Effective April 14, 2008, the common stock of U.S. Geothermal Inc. began trading on the American Stock Exchange (“AMEX”) under the trade symbol “HTM.” Future trading prices of our common shares will depend on many factors, including, among others, our operating results and the market for similar securities.

The following sets forth information relating to the trading of our common stock on the Over-The-Counter Bulletin Board, from the date our common stock began trading on the Over-The-Counter Bulletin Board on June 8, 2005.

Bid Prices on the Over-The-Counter Bulletin

Fiscal Year Ended March 31, 2007	High	Low
First Quarter	1.02	0.70
Second Quarter	1.49	0.70
Third Quarter	1.23	0.80
Fourth Quarter	1.65	1.10

Fiscal Year Ended March 31, 2008
First Quarter	2.70	1.37
Second Quarter	3.10	1.85
Third Quarter	4.78	2.56
Fourth Quarter	4.09	2.07

TSX and TSX Venture Exchange

The Company’s common shares began trading on the Toronto Stock Exchange (TSX) on October 1, 2007 and ceased trading on the TSX Venture Exchange on September 28, 2007. Our Company’s common shares trade symbol was “GTH” on both exchanges. The TSX is the senior equity market in Canada. TSX Venture Exchange is a segment of the Toronto Stock Exchange Group that provides the global financial community with access to Canada's equity capital and energy markets. The TSX Venture Exchange provides access to capital for companies at the early stages of their growth while offering investors a well-regulated market for making venture investments. The following sets forth information relating to the trading on the Exchanges:

Sales Prices on the TSX and TSX Venture Exchanges (CDN$)

Fiscal Year Ended March 31, 2006	High	Low
First Quarter	1.10	0.80
Second Quarter	0.90	0.61
Third Quarter	0.90	0.67
Fourth Quarter	0.86	0.66

Fiscal Year Ended March 31, 2007
First Quarter	1.45	0.75
Second Quarter	1.60	0.80
Third Quarter	1.33	0.95
Fourth Quarter	1.79	1.20

Fiscal Year Ended March 31, 2008
First Quarter	2.80	1.59
Second Quarter	3.19	1.99
Third Quarter *	4.75	2.56
Fourth Quarter	4.05	2.00

*	- The Company’s common shares began trading on the TSX on October 1, 2007, and the Company’s common shares ceased trading on the TSX Venture Exchange on September 28, 2007.

As of May 31, 2008, we had approximately 4,500 stockholders of record.

The Company has never paid and does not intend to pay dividends on our common stock in the foreseeable future. Although the Company’s articles of incorporation and by-laws do not preclude payment of dividends, we currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors. All of the common shares are entitled to an equal share in any dividend declared and paid.

Recent Sales of Unregistered Securities
The Company has recently engaged in the following significant equity transaction:

1.

On April 9, 2008, the Company entered into an agreement with a Canadian investment dealer (the “Underwriter”), pursuant to which the Underwriter has agreed to purchase 6,382,500 units of the Company (each, a "Unit"), each Unit comprising one common share of the Company (each, a "Common Share") and one half of one common share purchase warrant (each whole common share purchase warrant, a "Warrant"), on an underwritten private placement basis at a price of $2.35 CDN per Unit to raise gross proceeds of $14,998,875 CDN. Each Warrant entitles the holder thereof to acquire one additional common share of the Company for a period of 24 months following the closing of the offering for $3.00 US per common share. The net proceeds of the offering is being used by the Company to complete the San Emidio geothermal project acquisition recently announced and for general working capital purposes.

Item 6. Selected Financial Data

	For the Fiscal Year Ended March 31,
	2008	2007	2006	2005	2004
Operating Revenues	$ 184,242	$ 90,206	$0	$0	$ 0
Operating Expenses	4,797,105	3,138,169	1,663,069	1,751,530	679,821
Loss from Continuing Operations	(3,549,186)	(1,942,884)	(1,490,593)	(1,830,421)	(676,398)
Loss per share from Continuing Operations	(0.06)	(0.04)	(0.08)	(0.12)	(0.11)
Cash dividends declared and paid per common share	0	0	0	0	0

	As of March 31,
	2008	2007	2006	2005	2004
Total Assets	$ 40,366,933	$ 22,673,340	$ 21,895,933 $	2,584,970	$ 1,373,831
Total Long-term Obligations (1)	1,975,672	2,533,858	1,707,548	0	0

(1)

Long-term obligations represent the fair value of stock options to be exercised by officers, directors, employees and consultants of the Company. These obligations were recorded as a liability since the option exercise price was stated in Canadian dollars, subjecting the Company and the employee to foreign currency exchange risk in addition to the normal market price fluctuation risk.

	Loss per share from Continuing Operations	Operating Revenues	Gross Profit	Loss from Operations	Net Loss from Continued Operations
Fiscal Year Ended March 31, 2007
1st Quarter	$ (0.01)	$ 0	$ 0	$ (961,777)	$ (372,486)
2nd Quarter	(0.02)	206	206	(746,292)	(680,021)
3rd Quarter	(0.01)	90,000	90,000	(610,310)	(338,278)
4th Quarter	(0.01)	0	0	(729,584)	(552,099)
Fiscal Year Ended March 31, 2008
1st Quarter	(0.01)	0	0	(694,622)	(410,536)
2nd Quarter	(0.02)	0	0	(1,374,285)	(1,042,678)
3rd Quarter	(0.01)	0	0	(1,103,192)	(806,494)
4th Quarter	(0.02)	184,242	184,242	(1,440,764)	(1,289,478)

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

U.S. Geothermal Inc. is a Delaware corporation. The Company’s shares of common stock trade on the TSX Exchange under the symbol “GTH” and on the American Stock Exchange under the trade symbol “HTM”. On December 19, 2003, the Company acquired all of the outstanding securities of U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho”) incorporated in February 2002, through a transaction merging Geo-Idaho into Evergreen Power Inc., a wholly-owned Idaho subsidiary formed for purposes of the merger transaction. Following the merger, the Company changed its name from U.S. Cobalt Inc. to U.S. Geothermal Inc. Pursuant to the merger, Geo-Idaho became the surviving subsidiary of the Company, and Evergreen Power, Inc. ceased to exist. GTH is still, primarily, a development stage company and has just started receiving revenues from operating activities.

The Company was focused on (1) completing construction and starting up the Unit I power plant at the Raft River, Idaho geothermal project (“Raft River Unit I”), (2) permitting a drilling program for the Neal Hot Springs project in Oregon, (3) negotiating the Raft River Unit II contract with Eugene Water and Electric Board (“EWEB”), (4) the Empire Acquisition and (5) the evaluation of potential new geothermal project acquisitions.

The construction of the Unit I, 13 megawatt power plant was under the direction of Ormat Nevada Inc., a subsidiary of Ormat Technologies Inc. (“Ormat”) and is substantially complete. The plant commenced a test phase of power production and was operating over a six-day period, from October 18th to 23rd 2007, during which time it ran for 108 hours and generated a total of 1,022 megawatt-hours of electrical power. On October 21st the plant ran for 24 hours and produced a peak of 13.2 megawatts. The plant was then shut down for evaluation. Two mechanical problems were identified and are in the process of being corrected by Ormat, the power plant contractor. To improve the attachment of the pump impellor to the drive shaft, the manufacturer is reconfiguring each of two large injection pumps. In addition, a turbine inlet screen used to protect the high-pressure turbine from possible ingestion of construction debris came loose and was swept into the turbine.

The repairs were completed on November 22, 2007. A start-up and testing phase was completed during which time all generated electricity was sold. Ormat has agreed to replace certain of the repaired turbine parts with new parts that will be installed during a scheduled shutdown in the upcoming year. Plant operations began to allow for operator training, equipment testing and for Ormat to achieve final completion of the plant.

The Company has assembled a team of seven qualified technicians for the ongoing operation and maintenance of the Unit I power plant and planned future power plant units at Raft River. The team underwent operator training from Ormat and is currently operating the plant unassisted.

With carbon regulation widely anticipated to increase the cost of power sourced from coal, and limited opportunities to purchase baseload geothermal power, the Company has found that utilities across the Western United States have been eager to discuss power purchases from the Raft River geothermal resource. As a result of the increased interest, U.S. Geothermal elected to withdraw its Raft River Unit II and Unit III Idaho Power PPAs without submitting them to the Idaho Public Utility Commission (“IPUC”) for approval in order to pursue larger capacity PPAs with other utilities. With the concurrence of Idaho Power, the Unit II and Unit III 10 megawatt contracts were voided without further obligation on either party.

On September 26 2007, Idaho Power Company and the Company announced the signing of a new, 13-megawatt, full output power purchase agreement. Idaho Power submitted the new PPA to the IPUC for their final approval, which was granted on January 16, 2008. The new PPA replaces the existing 10 megawatt, 20 year PPA and is part of Idaho Power’s 2006 formal request for geothermal electricity under which the Company was named the sole successful bidder in March 2007.

The new PPA is for electricity sales of an annual average of 13-megawatts and has a 25-year term. It is the first contract signed as part of ongoing negotiations with Idaho Power for a total of 45.5 megawatts. Idaho Power and the Company expect to be able to use this first contract as a template for advancing negotiations for the output from the planned Unit Three at Raft River and 26 megawatts of planned production from the Company’s Neal Hot Springs project located in southeast Oregon.

Eugene Water and Electric Board (“EWEB”), from Eugene, Oregon and U.S. Geothermal have signed a PPA with EWEB to purchase the full 13 megawatt annual electrical output of Raft River Unit II. With the execution of the EWEB PPA, and the increase of Unit I under the new Idaho Power PPA, the total planned output from the Unit I and Unit II Raft River power plants is expected to be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economy of scale. The ongoing negotiations with Idaho Power relating to Raft River Unit III and Neal Hot Springs and the signed EWEB PPA recognize that the PPAs are contingent upon extension of the federal Production Tax Credit, successful resource drilling and an economically feasible resource discovery at Raft River and Neal Hot Springs.

In addition, the strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with U.S. Geothermal Inc. to purchase the electrical power output of Unit III. Subject to drilling confirmation of sufficient geothermal resource, the power plant output from three units at Raft River would be 39 megawatts, instead of the maximum 30 megawatts under the previous Idaho Power PPA provisions.

In May 2008, we acquired the geothermal assets, including a 3.6 net megawatt nameplate generating capacity power plant, from Empire Geothermal Power LLC and Michael B. Stewart, located in Washoe County, Nevada for approximately $16.6 million. The plant currently generates an approximate average net output of 3.1 megawatts, which is sold to Sierra Pacific Power Corporation. Subject to the receipt of all required permits, we intend to begin development drilling and planning related to the construction of a 27 megawatt facility utilizing twin 13.5 megawatt plants, similar to the 13 megawatt plant at Raft River Unit I, near the existing San Emidio geothermal plant in the third calendar quarter of 2008. When construction is complete, the existing 3.6 megawatt plant is may be decommissioned. We believe the construction cost of the project will be approximately $75 to $85 million. Management is currently reviewing alternatives and believes project finance will be available for the development and construction. The method of financing the construction of the new power plant has not yet been determined.

Factors Affecting Our Results of Operations

Although other factors may impact our operations and financial condition, including many that we do not or cannot foresee, we believe that our results of operations and financial condition for the foreseeable future will be affected by the following factors.

Raft River LLC

We hold a 50% interest in Raft River LLC, which owns Raft River Unit I. Construction of Raft River Unit I required substantial capital, and partnering with a co-venturer allowed us to share the risks and rewards of ownership. The joint venture has also allowed us to take advantage of production tax credits which would not otherwise have been available to us. We estimate we will receive cash payments totaling approximately $1.6 million per year from the Raft River Unit I project for the first four years of its operations from the sources discussed below.

We managed the construction of the Raft River Unit I plant pursuant to our operating agreement with Raft River LLC. Raft Holdings has contributed to Raft River LLC a total of approximately $34.2 million in cash and we have contributed $15.6 million in cash and approximately $1.5 million in production and injection wells and geothermal leases through March 31, 2008.

Under the terms of the Operating Agreement, Raft River LLC is required to distribute the cash it holds that is not otherwise allocated to its liabilities or reserves to Raft Holding and us at the end of each fiscal quarter. Raft Holdings is entitled to specific quarterly cash distributions in amounts outlined in the Operating Agreement. For the first four years after Raft River Unit I was placed into service, and once Raft Holdings has received cash distributions specified in the Operating Agreement, we are entitled to receive available cash distributions up to a certain specified limit. Following this period and continuing until Raft Holdings has achieved a specified rate of return, we will receive a de minimis percentage of the available cash distributions. At such time, we will receive less than half of all available cash distributions until the later of 20 years or the date we have achieve more than 30 megawatts of total net electrical generation capacity from geothermal resources in the United States under our ownership or control or the economic equivalent thereof. However, at this time, we will be receiving a majority of the cash flow due to payments made us as fees and royalties under separate energy and water rights agreements. Thereafter, we will receive a significant majority of the available cash distributions for the remaining life of the project.

Raft River Unit I is currently selling between 8.5 and 9.5 megawatts of power to Idaho Power Company. Although Raft River Unit I is currently in commercial operations, we continue to conduct tests on the plant as we work to further understand the reservoir and increase production of the power plant to full capacity. Raft River LLC has also entered into an agreement with Holy Cross Energy of Colorado for the sale of the RECs associated with the Raft River Unit I power plant. Holy Cross Energy has agreed to pay a price of $7.50 per megawatt hour for the first 10 megawatts of generation on an annual basis. The price for these RECs will decrease annually by $0.50 per megawatt until the contract terminates in 2017. We also receive revenue from Raft River LLC from water and energy leases.

We use the equity method of accounting to account for the operating results of Raft River LLC over which we have significant influence due to our management of the operations and our participation on the management committee. Under the equity method, we recognize our proportionate share of the net income (loss) of Raft River LLC in the line item “Loss from investment in subsidiary.” Once we begin to receive the significant majority of the available cash distributions from Raft River LLC, we expect that Raft River Unit I will be accounted for as a consolidated entity.

Pursuant to a Management Services Agreement which continues until 2028, we provide operating and management services to Raft River LLC. We will receive approximately $250,000 per year for the next four year pursuant to this agreement. Thereafter, modest adjustments to this amount will occur according to an escalator clause in the agreement.

Power Purchase Agreements
Prior to the construction of a geothermal project, we typically enter into a power purchase agreement with a public utility, which fixes the price of energy produced at a project for a 20 to 25 year period. Such PPAs are negotiated with a public utility company and approved by a state energy commission.

Power purchase agreements generally provide for the payment of energy payments, capacity payments, or both. Energy payments are calculated based on the amount of electrical energy delivered to the relevant power purchaser at a designated delivery point. The rates applicable to such payments are either fixed, subject to adjustments in certain cases, or are based on the relevant power purchaser’s short-run avoided costs calculated as the incremental costs that the power purchaser avoids by not having to generate such electrical energy itself or purchase it from others. Capacity payments, on the other hand, are generally calculated based on the amount of time that our power plants are available to generate electricity. Some power purchase agreements provide for bonus payments in the event that the producer is able to exceed certain target levels and forfeiture of payments if minimum target levels are not met.

Raft River LLC currently earns revenue from a full-output PPA with Idaho Power, which is expected to be 13-megawatts annual average. The PPA expires in 2032. This PPA was signed as part of ongoing negotiations with Idaho Power for PPAs covering an expected total output of 45.5 megawatts and may be used as the template for additional PPAs. The price of energy sold under the Idaho Power PPA is split into three seasons: power produced during the peak periods of July, August, November and December will be purchased at 120% of the set price; power produced in the three month low demand season will be purchased at 73.50% of the set price; and power produced in the remaining five months of the year will be purchased at 100% of the set price. The PPA sets a first year average purchase price of $53.60 per megawatt hour. The $53.60 purchase price is escalated each year at a compound annual rate of 2.1% until year 15. From years 16 to 25 of the contract the escalation rate will drop to 0.6% per year.

Power generated by Empire is sold to Sierra Pacific Power Corp. pursuant to a PPA.

Results of Operations

Fiscal Year Ended March 31, 2008 to March 31, 2007
For the years ended March 31, 2008 and 2007, we incurred net losses of $3,549,186 and $1,942,884 which represented ($0.06) and ($0.04) per share; respectively. The increase from 2007 to 2008 was $1,606,302 (82.7%) . These figures are indicative of high levels of activities related to our efforts to develop, study and establish financing for our geothermal interests.

Operating Revenues. On January 3, 2008, the Company’s first plant became commercially operational. As a result, the Company began receiving operating revenues for management fees and lease and royalty payments.

Loss on Operations of Subsidiary. The Company’s share of the operating loss from the Company’s major subsidiary increased $125,898 (123.0% increase) from the prior year. The subsidiary began commercial operations in January 2008 and costs are being incurred to optimize production levels. The Raft River Unit I plant is currently operating at between 9.6 to 11.7 megawatts output which is still below the design capacity. The plant has not yet been able to drop the purchases of third party power to run the production pumps as originally planned. The pump power purchases have increased the plant operating costs. Management continues to study the production issues related to this plant and believes that the plant will be profitable after initial start up costs have been incurred.

Corporate Administration and Development Activities. Administrative and development costs increased by $364,121 (168.6%) from the prior year. The primary component of the increase was the filing fee and other related costs for listing on the Toronto Stock Exchange ($269,273). Also, there were modest increases in insurance and depreciation costs.

Professional and Management. Professional costs remained at a high level to support the legal and other consulting efforts to needed to comply with the Sarbanes-Oxley Act, issue private placement offerings, complete the AMEX and the TSX listing applications, filing of a resale registration statement, negotiate the terms of the Raft River Energy operating agreement and acquire additional geothermal properties. Professional and management costs of $845,908 represent 17.6% of total operating expenses for the fiscal year ended March 31, 2008. These costs increased $137,384 (19.4%) and $423,218 (100.1%) from 2006.

Stock-Based Compensation Costs. Stock-based compensation represents 39.7% of the Company’s operating expenses for the fiscal year ended March 31, 2008. These costs increased $774,563 (68.6%) from the prior year. The main reason for the increase is number of options granted to directors, officers and employees in fiscal years ending March 31, 2007 and 2008. The stock options are a part of our annual executive compensation plan, and are issued to obtain, retain and motivate our directors, executives and employees. During the fiscal year ended March 31, 2008, we attained several significant milestones (moving to Toronto Stock Exchange, moving to American Stock Exchange, completion of Raft River Unit I, etc.) which necessitated recognition of the significant work effort of our directors, executives and employees for current and prior years.

Fiscal Year Ended March 31, 2007 to March 31, 2006
For the year ended March 31, 2007, we incurred a loss of $1,942,884 or ($0.04) per share. This compares to a loss for the year ended March 31, 2006 of $1,490,593 or ($0.08) per share. The main reason for this increased loss is that non-cash stock-based compensation granted to directors, officers and employees increased by $948,000 in a year to year comparison. Stock options granted during the year were 2,168,000 options in 2007 as compared to 50,000 options in 2006.

Professional Fees. In addition to stock-based compensation, professional fees totaled $708,524 in 2007 as compared to $285,834 in 2006. Legal and accounting fees increased $277,000 in 2007 due to legal fees associated with an SB-2 registration statement and the negotiation of the Raft River Energy operating agreement, and an increase in accounting fees associated with amendments to prior year federal tax returns.

Interest Income & Foreign Currency Gain. Increases in interest income of $670,462 and foreign currency gain of $262,141 helped to offset partially the increased costs. The foreign currency resulted from timing on transferring funds from the April 2006 private placement from our Canadian accounts into the U.S. The interest income resulted from money market fund interest on the balance of the Company’s cash balances.

Liquidity and Capital Resources

At fiscal year end, all contractual obligations were met with the major vendor responsible for the construction Raft River Unit I; therefore, no restricted cash was reported related to this obligation. The Company committed funds of approximately $11.3 million at fiscal year end for the acquisition of geothermal rights and a small geothermal power plant located in the San Emidio Desert, Nevada. This transaction was completed in May 2008. The funds held in escrow related to the acquisition were reported as a separate line item in non-current assets on the balance sheet at March 31, 2008.

The Company obtained project capital to construct Raft River Unit I power plant through a partnership arrangement. Through the arrangement, equity funds of approximately $34 million were made available for the construction of the project. Total capital expenditures for the Raft River Unit I to date are approximately $51 million. The majority of the funds needed for the project to date have been provided by existing funds and through the joint venture arrangement. We believe the construction cost of the new power plant at San Emidio will be approximately $75 to $85 million. Management is currently reviewing alternatives and believes project finance will be available for the development and construction. The method of financing the construction of the new power plant has not yet been determined. If additional funds are needed for the Raft River, Neal Hot Springs or San Emidio projects, we anticipate that the equity may be raised through the issuance of shares, exercise of existing outstanding warrants, and/or through the sale of ownership interest in tax credits and benefits.

The Company entered into an agreement with a Canadian investment dealer (the “Underwriter”), pursuant to which the Underwriter has agreed to purchase 6,382,500 units of the Company (each, a "Unit"), each Unit comprising one common share of the Company (each, a "Common Share") and one half of one common share purchase warrant (each whole common share purchase warrant, a "Warrant"), on an underwritten private placement basis at a price of $2.35 CDN per Unit to raise gross proceeds of $14,998,875 CDN. Each Warrant entitles the holder thereof to acquire one additional common share of the Company for a period of 24 months following the closing of the offering for $3.00 US per common share. The net proceeds of the offering are being used by the Company to complete the San Emidio geothermal project acquisition recently announced and for general working capital purposes.

Potential Acquisitions

The Company intends to continue its growth through the acquisition of ownership or leasehold interests in properties and/or property rights that it believes will add to the value of the Company’s geothermal resources, and through possible mergers with or acquisitions of operating power plants and geothermal or other renewable energy properties.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been made. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the financial statements.

Cash and Cash Equivalents
The Company considers cash deposits and highly liquid investments to be cash and cash equivalents for financial reporting presentation on the consolidated balance sheet and statement of cash flows. The Company subscribes to the accounting standards that define cash equivalents as highly liquid, short-term instruments that are readily convertible to known amounts of cash, which are generally defined investments that have original maturity dates of less than three months. With the large value of funds invested in short-term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC.

Property, Plant and Equipment
During the development stage of operations, the Company has purchased and otherwise acquired geothermal properties for the production of power. The geothermal properties include: drilled wells, power plant components, power plant support components, land, land rights, surface water rights, and mineral rights. Since the costs of land and the rights surrounding the access geothermal and surface water reservoirs are relatively small, these items have been included, but have not been reported separately in our financial statements. The Company’s first power plant became operational in January 2008. When the plant became operational, plant property and equipment costs were charged to operations in a systematic manner based upon the estimated useful lives of the individual assets. The factors and assumptions that comprise this allocation process will be based upon the best information available to us, and will be evaluated, at least, annually for viability. If it is determined that our cost allocations have produced results that vary significantly from the conditions surrounding the value of the Company’s geothermal properties, a gain or loss adjustment will be made in the period in which this determination is made. The cost allocation or amortization process is not intended to present the fair market value of our geothermal properties; rather to allocate the actual historical costs of those properties over their service lives.

Income Taxes
According to generally accepted accounting practices, entities must recognize assets and/or liabilities that originate with the differences in revenues and expenses presented for financial reporting purposes and those revenues and expenses that are utilized to comply with federal and state income tax law. Often deductions can be accelerated for income tax purposes, thus creating temporary or timing differences. Other items (generally non-allowable expenses) do not reverse over time, and are considered to be permanent differences. These types of costs are, typically, not factored into the deferred income tax asset or liability calculation. The Company’s primary element that impacts the liability or asset calculation relates to the operating losses generated in its early stages of operation that will be allowed to offset future earnings. Stock-based compensation is another significant area that impacts that recognition of deferred income taxes. Compensation that has been provided to employees and contractors based upon the value of the issuance of stock options is reported as an operating cost. However, this compensation is not an allowable deduction for income tax purposes. At the end of the fiscal year, the Company’s significant tax differences would ultimately result in the recognition of an asset; however, due to the uncertainly surrounding future earnings, an allowance has been calculated that effectively removes the asset. The Company continues to track the financial elements that comprise the deferred income tax calculation and will remove or reduce the asset allowance if the Company is determined to be in position where it is likely to produce earnings.

Stock-Based Compensation
At the beginning of the fiscal year, the Company adopted a standard that states that if certain conditions are present surrounding the issuance of equity instruments as share based compensation, then circumstances may warrant the recognition of a liability for financial reporting purposes. One such condition was present when the Company originally issued stock options in a foreign currency (Canadian dollars) to employees before the beginning of the fiscal year. Authors of the standard have reasoned that when a condition is present that creates a financial risk to the recipient in addition to normal market risks (i.e., foreign currency translation risk), then the instrument takes on the characteristics of a liability, rather than an equity item. As the underlying stock options are exercised or are forfeited, then the stock based compensation liability will be reduced. The Company’s financial statements reflect these changes in the consolidated balance sheet. As the value of the options change over the vesting periods, these changes will ultimately be reflected in the amount of expense charged to operations.

The Company awards stock options for compensation to non-employees for services performed and/or services performed above and beyond expectations. After the services have been completed, the awards are made at the discretion of the Board of Directors. The fair value of the options are determined on the date the options are awarded according to several factors that include the exercise price of the option, the current price of the underlying share, the expected life of the options and the expected volatility of the stock. Generally speaking, a longer life and higher expected volatility yields a higher value of the option. In accordance with appropriate accounting guidance, the Company amortizes the value of these options as operating expense during the period in which they vest. Stock options awarded to Company employees are also valued on the date they are awarded. However, the value of these options are capitalized and expensed over the vesting period. The current vesting period for all options is eighteen months. The nature of the services provided determines whether the value will be expensed or added to the value of a Company asset. To date, no services have been provided directly related to the construction of property and equipment, thus, all services have been charged to operations.

Contractual Obligations

The following table denotes contractual obligation by payments due for each period:

	Total	< 1 year	1-3 years	3-5 years	> 5 years
Leases	$623,937	$39,887	$104,600	$100,350	$379,100
Stock Compensation Payable	$1,975,672	$61,490	$109,504	$1,804,678	$0
RRE Construction Obligations (1)	$469,550	$469,550	$0	$0	$0

(1)

Raft River Energy I LLC is the joint venture partnership constructing the power plant at Raft River, Idaho. This subsidiary is not consolidated into the financial statements. However, the obligations of Raft River Energy are reflected in this table in order to provide greater information on the Raft River Project.

For further information regarding lease terms and conditions, please note Item 2, Description of Property, Lease/Royalty Terms beginning on page 28 of this document.

The obligations reflected for Stock Compensation Payable are reflected as due on the option expiration date. The obligation will be relieved upon exercise of the options, which may be at any time between vesting and expiration.

Off Balance Sheet Arrangements

As of March 31, 2008, the Company does not have any off balance sheet arrangements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Interest Risk on Investments
At March 31, 2008, the Company held investments of $4,896,040 in money market accounts. These are highly liquid investments that are subject to risks associated with changes in interest rates. The money market funds are invested in governmental obligations with minimal fluctuations in interest rates and fixed terms.

Foreign Currency Risk
The Company is subject to limited amount of foreign currency risks associated with cash deposits maintained in Canadian currency. The Company has utilized and it is continuing to utilize the Canadian markets for raising capital. By proper timing of the transactions and then maintenance of adequate operating funds in other financial resources, the Company has been able to mitigate some of the risks surrounding foreign currency exchanges. At fiscal year end, the company held deposits that amounted to less than $35,000 in U.S. dollar equivalents. Also, the Canadian currency exchange rate has been reasonably consistent over the past fiscal year. As a matter of standard operating practice, the Company does not maintain large balances of Canadian currency; and, substantially, all operating transactions are conducted in U.S. dollars.

The strike price for the Company’s stock option plan has been stated in Canadian dollars as the plan has been administered through our Vancouver office and Pacific Corporate Trust Company. This subjects the Company to foreign currency risk in addition to the normal market risks associated with the stock price fluctuations. A long-term liability has been established to reflect the fair value of the stock options payable. The strike price on future option grants will be stated in US dollars.

Commodity Price Risk
The Company is exposed to risks surrounding the volatility of energy prices. These risks are impacted by various circumstances surrounding the energy production from natural gas, nuclear, hydro, solar, coal and oil. The Company has been able to mitigate, to a certain extent, this risk by signing a power purchase contract for a 20 year period for the first power plant scheduled to go into production. This type of arrangement will be the model for power purchase contracts planned for future power plants.

Item 8. Financial Statements and Supplementary Data

The information required hereunder is set forth under “Report of Independent Registered Public Accounting Firm,” “Consolidated Balance Sheets,” “Consolidated Statements of Operations,” “Consolidated Statements of Comprehensive Income (Loss) and Stockholders’ Equity (Deficit),” “Consolidated Statements of Cash Flows,” and “Notes to Consolidated Financial Statements” included in the consolidated financial statements that are a part of this Report (See Part IV, Item 15, exhibit 10.37) . Other financial information and schedules are included in the consolidated financial statements that are a part of this Report.

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

In connection with the preparation of this annual report on Form 10-K, an evaluation was carried out by the Company’s management, with the participation of the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (“Exchange Act”)) as of March 31, 2008. Disclosure controls and procedures are designed to ensure that information required to be disclosed in reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC rules and forms and that such information is accumulated and communicated to management, including the Chief Executive Officer and the Chief Financial Officer, to allow timely decisions regarding required disclosures.

During the evaluation of disclosure controls and procedures as of March 31, 2008, management identified a material weakness in internal control over financial reporting related to the valuation of stock options, which management considers an integral component of disclosure controls and procedures. As a result of the material weakness identified, management concluded that the Company’s disclosure controls and procedures were ineffective.

Notwithstanding the existence of this material weakness, the Company believes that the consolidated financial statements in this annual report on Form 10-K fairly present, in all material respects, the Company’s financial condition as of March 31, 2008 and 2007, and results of its operations and cash flows for the years ended March 31, 2008 and 2007, in conformity with United States generally accepted accounting principles (GAAP).

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process, under the supervision of the Chief Executive Officer and the Chief Financial Officer, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Internal control over financial reporting includes those policies and procedures that:

  Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s assets;
  Provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and
  Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Company management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). As a result of this assessment, management identified a material weakness in internal control over financial reporting.

A material weakness is a control deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified is disclosed below.

Stock Option Valuation. Controls over the stock option valuation process have not been appropriately designed. Controls within the process rely heavily on both the expertise of a single individual, and a third-party-administered option valuation tool. Management has not implemented appropriate internal procedures to ensure that the data provided by the system is reliable, including appropriate monitoring and review procedures for data being entered into and utilized by the system in the valuation of stock options. Documentation of the verification of model assumptions and data utilized by the model, such as stock price, did not exist. As a result, errors in the valuation of stock options were not detected by the Company’s controls and an adjustment was identified by the auditors.

As a result of the material weakness in internal control over financial reporting described above, the Company management has concluded that, as of March 31, 2008, the Company’s internal control over financial reporting was not effective based on the criteria in Internal Control – Integrated Framework issued by the COSO.

The effectiveness of the Company’s internal control over financial reporting as of March 31, 2008, has been audited by Williams & Webster, P.S., an independent registered public accounting firm, as stated in their report appearing on page XX, which expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2008.

REMEDIATION OF MATERIAL WEAKNESSES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

As a result of the material weakness identified above, we will develop and implement appropriate procedures to strengthen controls around stock option valuation.

Subsequent to March 31, 2008, we plan to finalize remediation of the material weakness by taking the following actions: (i) review and approve all quarterly historical stock prices and interest rates reported by our stock option plan administration software to validate that correct parameters were entered into the software, and (ii) obtain further training in using our stock option plan administration software as appropriate.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

As of the end of the period covered by this report, there have been no changes in internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) during the quarter ended March 31, 2008, that materially affected, or are reasonably likely to materially affect, the Company internal control over financial reporting.

Item 9B. Other Information

No items noted for disclosure in this section.

PART III

Item 10. Directors, Executive Officers, and Corporate Governance

Identification of Directors, Executive Officers and Significant Employees

The following sets forth certain information concerning the current directors, executive officers and significant employees of our company. Each director has been elected to serve until our next annual meeting of stockholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of the board of directors of our company, and each has been elected for a 1 year term.

NAME	AGE	POSITION

Daniel J. Kunz	56	Chief Executive Officer, President and Director
Douglas J. Glaspey	55	Chief Operating Officer and Director
John H. Walker (1) (3)	59	Chairman of the Board and Director
Paul A. Larkin (1) (2) (3)	57	Director
Leland R. Mink (1) (3)	68	Director
Kerry D. Hawkley	54	Chief Financial Officer and Corporate Secretary
Kevin Kitz	47	Vice President, Development, Geo-Idaho
Robert Cline	51	Vice President, Engineering, Geo-Idaho
Christopher S. Harriman	50	President, U.S. Geothermal Services LLC

(1)	Member of the Audit, Compensation and Governance Committees.
(2)	Audit Committee Financial Expert.
(3)	Independent Director.

Background and Business Experience

Daniel J. Kunz is the co-founder, President and Chief Executive Officer and a director of GTH and the President of Geo-Idaho. He has served as a director of the company since March 2000, and was Chairman of the Board of Directors from March 2000 until December 2003. Prior to the acquisition of Geo-Idaho, he served as a director and the President for that company from February 2002 until the acquisition. Mr. Kunz was an executive of Ivanhoe Mines Ltd. from 1997, and served as its President, Chief Executive Officer and Director from November 1, 2000 until March 1, 2003. From March 2, 2003 until March 8, 2004, Mr. Kunz served as President of Jinshan Gold Mines Inc. Mr. Kunz has more than 30 years of experience in international mining, engineering and construction, including, marketing, business development, management, accounting, finance and operations. Mr. Kunz was a founder of and directed the initial public offering of the NASDAQ listed MK Gold Company (President, Director & CEO) and held executive positions with Morrison Knudsen Corporation (Vice President & Controller, and as CFO to the Mining Group). Mr. Kunz holds a Masters of Business Administration and a Bachelor of Science in Engineering Science. He is currently a director of several companies publicly traded on the Toronto Stock Exchange and the TSX Venture Exchange, including Jinshan Gold Mines Inc., Kenai Resources Ltd., and Chesapeake Gold Corp.

Douglas J. Glaspey is the co-founder, Chief Operating Officer and a director of GTH. He has served as a director of the company since March 2000, and served as its President from March 2000 until the acquisition of Geo-Idaho. He also served as a director and the Chief Executive Officer of Geo-Idaho from February 2002 until the acquisition, and continues to serve as President. From December 1986 to the present, Mr. Glaspey has been a Metallurgical Engineer and Project Manager with Twin Gold Corporation. Mr. Glaspey has 29 years of operating and management experience. He holds a Bachelor of Science in Mineral Processing Engineering and an Associate of Science in Engineering Science. His experience includes production management, planning and directing resource exploration programs, preparing feasibility studies and environmental permitting. He has formed and served as an executive officer of several private resource development companies in the United States, including Drumlummon Gold Mines Corporation and Black Diamond Corporation.

John H. Walker is a director and the Chairman of the Board of directors of GTH. He has held that position since December 2003. He has served (and continues to serve) as Chief Executive Officer of Mihaly International Canada Limited since 1987. Prior to that Mr. Walker was a Senior Advisor to Falconbridge Limited from September 2000 to April 2002; and Managing Director of Loewen, Ondaatje, McCutcheon, from November 1996 to August 2000. Mr. Walker holds a Master of Environmental Studies degree from York University in Toronto. For many years he was an executive with Ontario Hydro where he directed programs in renewable energy and international business development, specifically in respect of thermal power generation. Currently as CEO of Mihaly International Canada Limited, based in Oakville, Ontario, he provides services to development and mining companies, corporations, banks, and insurance companies on a range of issues related to project management, construction, fuel supply, build own operate and transfer, project finance and risk management.

Paul Larkin serves as a director of GTH, a position he has held since March 2000. He served as Secretary of GTH until December, 2003, and served as a director and the Secretary-Treasurer of Geo-Idaho from February 2002 until the acquisition. Since 1983, Mr. Larkin has also been the President of the New Dawn Group, an investment and financial consulting firm located in Vancouver, British Columbia, and the President of Tyner Resources Ltd., a TSX Venture Exchange listed company. New Dawn is primarily involved in corporate finance, merchant banking and administrative management of public companies. Mr. Larkin held various accounting and banking positions for over a decade before founding New Dawn in 1983, and currently serves on the boards of the following companies which are listed on the TSX Venture Exchange: Eventure Capital Corp., and Tyner Resources Ltd.

Dr. Leland “Roy” Mink is the former Program Director for the Geothermal Technologies Program, U.S. Department of Energy (DOE). Prior to working for the DOE Dr. Mink was the Vice President of Exploration for U.S. Geothermal Inc. He has also worked for Morrison-Knudsen Corporation, Idaho Bureau of Mines and Geology and Idaho Water Resources Research Institute.

Kerry D. Hawkley serves as the company’s Chief Financial Officer and Corporate Secretary. He has served as the company’s controller since July 2003, and became CFO as of January 1, 2005. Since July 2003, he has also provided, and continues to provide, consulting services to Triumph Gold Corp. From 1998 to June 2003, Mr. Hawkley served as controller, director and treasurer of

LB Industries. Mr. Hawkley has over 30 years experience in all areas of accounting, finance and administration. He holds Bachelor of Business Administration degrees in Accounting and Finance. He started his career as an internal auditor with Union Pacific Corporation and has held various accounting management positions in the oil and gas, truck leasing, mining and energy industries.

Kevin Kitz is the Vice President-Development of Geo-Idaho. He joined the company in April 2003. He is a mechanical engineer with 19 years of geothermal power plant design, construction and operating experience with UNOCAL, with whom he worked until November 2002. He holds a Bachelor of Science in Mechanical Engineering and Material Science, and is a Professional Engineer in California. During his career with Unocal, he was a Production and Operations Engineer at the 75 megawatt Salton Sea geothermal power plant in southern California, a Senior Production Engineer at the Geysers geothermal field in northern California, and a Power Plant Engineering Advisor in the Philippines for geothermal power plants ranging from 12 to 55 megawatts.

Robert Cline is the Vice President-Engineering of Geo-Idaho. He joined the company in February 2005. He is a civil engineer with 24 years experience developing energy and water resources projects in the western U.S. He holds Bachelor of Science degrees in Civil Engineering and Physics, and is a Professional Engineer in Arizona and Oregon. Prior to joining US Geothermal, he was the Manager Engineering at Ida-West Energy Company, playing a key role in developing several hydroelectric and gas-fired generating facilities, and was instrumental in several highly successful hydroelectric acquisitions. Prior to 1991, he worked nine years for the US Bureau of Reclamation where he was involved in engineering, contracting and construction of various water resources related projects in Arizona.

Christopher S. Harriman is the President of US Geothermal Services LLC. He has over ten years of power management experience and has eighteen years of industry experience. He worked for Black Hills Generation as plant manager of two 10 megawatt cogeneration facilities in southern Idaho. He also spent eight years with Exxon Shipping, and served in the U.S. Coast Guard. He joined us in July 2006.

Family Relationships
There are no family relationships between directors and the executive officer or any persons nominated to be a director.

Code of Ethics
Management submitted a proposed “Code of Ethics” to the Board of Directors for review and comment. The Board approved the code of ethics at the board meeting held in conjunction with the annual general meeting in September 2005. The code of ethics applies to all directors, officers and employees of the company. The Code of Ethics is included in the Company’s web page at www.usgeothermal.com.

Item 11. Executive Compensation

The Compensation and Benefits Committee is appointed annually by the Board of Directors to discharge the Board's responsibilities relating to compensation and benefits of the executive officers of the Company. The goals of the committee is to attract, retain and motivate our executive officers by providing appropriate levels of compensation and benefits while taking into consideration, among such other factors as it may deem relevant, the Company's performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to the executive officers in past years. The main categories of compensation available to the committee are base salary, discretionary annual performance bonuses, stock option grants, stock awards, and insurance reimbursements.

We compete with a variety of companies for our executive-level employees. The Compensation and Benefits Committee uses base salary to compensate the executive officers for services rendered as well as for motivation and retention purposes. Base salaries are intended to be competitive for companies of similar size and purpose, also taking into consideration individual factors such as experience, tenure, institutional knowledge and qualifications. Base salaries are reviewed annually to determine whether they are consistent with our overall compensation objectives. In considering increases in base salary, the Compensation and Benefits Committee reviews individual and corporate performance, market and industry conditions, and our overall financial health.

The Compensation and Benefits Committee may grant annual performance bonuses as a reward for achievement of individual and corporate short-term goals. Any grant of an annual performance bonus is discretionary and the amount is determined after recommendation from the chief executive officer. Bonus amounts should be dependent upon our financial and operational performance as well as the performance of the individual executive officer.

Generally, the Compensation and Benefits Committee grants stock options to all employees, including executive officers, annually after completion of our annual financial reports. Stock options are granted with an exercise price equal to the market value of our common stock on the date of the grant, and with a term of five years. The timing of the stock option grant is not coordinated with the release of material non-public information and is typically in the first or second fiscal quarter. The options vest 25% on date of grant, and another 25% each six months thereafter. In 2007, stock option grants to executive officers represented approximately 15% of the total stock option grants to all employees.

Our executive officers do not receive any material incremental benefits that are not otherwise available to all of our employees. Our health and dental insurance plans are the same for all employees.

Effective January 1, 2008, Daniel J. Kunz signed an employment agreement that sets the amount of time devoted to the business of the Company to 140 hours per month at a compensation of $170,400 annually. Mr. Kunz is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The Company will also provide reasonable life insurance and accidental death coverage with the proceeds payable to Mr. Kunz’s estate or specified family member. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Kunz. Otherwise, the Company may terminate the agreement upon one month written notice. The agreement includes covenants by Mr. Kunz of confidentiality and non-competition, and provides for equitable relief in the event of breach. In the case of a change of control, Mr. Kunz can elect to receive compensation equal to 24 monthly installments of his normal compensation no later than five working days after the effective date of the change of control (currently $340,800). A copy of the employment agreement is included as Exhibit 10.15 in Part IV of this report.

Douglas J. Glaspey, Chief Operating Officer, signed an employment agreement on January 1, 2008, which provides for an annual salary of $144,000. Mr. Glaspey is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Glaspey. In the event of early termination due to failure to comply with the agreement, the employee would be entitled to compensation earned through the date of termination. In the case of termination of the employment agreement due to a change control, Mr. Glaspey will receive a lump sum payment in the amount equal to 18 monthly installments of the employee’s normal compensation (currently $216,000). A copy of the employment agreement is included as Exhibit 10.17 in Part IV of this report.

Kerry D. Hawkley, Chief Financial Officer, signed an employment agreement on January 1, 2008, which provides for an annual salary of $127,800. Mr. Hawkley is entitled to receive performance bonuses and incentive stock options as determined by the Company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by the Company without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of the Company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Hawkley. In the event of early termination due to failure comply with the agreement; the employee would be entitled to compensation earned through the date of termination. In the case of termination of the employment agreement due to a change control, Mr. Hawkley will receive a lump sum payment in the amount equal to 18 monthly installments of the employee’s normal compensation (currently $191,700). A copy of the employment agreement is included as Exhibit 10.16 in Part IV of this report.

Executive Compensation
Name and Principal position(s) (a)	Year Ended March 31, (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards ($) (f)	All Other Comp ($) (i)	Totals ($) (j)
Daniel J. Kunz, Chief Executive Officer and President	2006	50,000	0	0	0	50,000
	2007	132,000	30,000	532,257	37,960	732,217
	2008	141,600	11,000	61,756	0	214,356

Douglas J. Glaspey, Chief Operating Officer	2006	90,000	0	0	0	90,000
	2007	108,000	22,500	381,619	0	512,119
	2008	117,000	9,000	61,756	0	187,756

Kerry D. Hawkley, Chief
Financial Officer	2006	48,000	0	0	0	48,000
	2007	96,000	25,000	135,575	0	256,575
	2008	103,950	8,000	61,756	0	173,706

Total Executive Officers	2006	188,000	0	0	0	188,000
	2007	336,000	77,500	1,049,451	37,960	1,500,911
	2008	362,550	28,000	185,268	0	575,818

(c)	– Annual compensation that includes the dollar value of base salary (cash and non-cash).
(d)	– Dollar value of bonuses (cash and non-cash) are eligible to all employees. Bonus plans are submitted and approved by the Board annually.
(f)	– Stock options are valued at the grant date using the SFAS 123R value.
(i)	– Other compensation consists of all other compensation not disclosed in another category.

All employees of the Company are eligible to receive a performance bonus based upon goals submitted and approved annually by the Board of Directors. Performance goals were earned and paid for the fiscal year ended March 31, 2008.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Fair Value of Stock and Option Awards[18] (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Daniel J. Kunz, Chief Executive Officer	7/23/07								40,000	US 2.41	61,756
Douglas J Glaspey, Chief Operating Officer	7/23/07								40,000	US 2.41	61,756
Kerry D Hawkley, Chief Financial Officer	7/23/07								40,000	US 2.41	61,756

Outstanding Equity Awards at Fiscal Year End
Executive Name (a)	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexer- cisable (c)	Equity incentive plan awards; number of securities underlying unexcersised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares not vested (#) (g)	Market value of shares not vested (#) (h)	Equity incentive plan awards: number of unearned shares or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares or other rights that have not vested ($) (j)
Daniel J. Kunz	13,494			0.60	1/3/09	0	0
Douglas J. Glaspey	22,134			0.60	1/3/09	0	0
Daniel J. Kunz	530,000			1.00	4/12/11	0	0
Douglas J. Glaspey	380,000			1.00	4/12/11	0	0
Daniel J. Kunz	40,000			2.41	7/23/12	20,000	30,878
Douglas J. Glaspey	40,000			2.41	7/23/12	20,000	30,878
Kerry D. Hawkley	40,000			2.41	7/23/12	20,000	30,878

Kerry D. Hawkley (May 4, July 23 and October 15, 2007) exercised options granted in a previous year.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($CDN) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Kerry D. Hawkley	235,000	268,500	0/0	0/$0

U.S. Geothermal and their Board of Directors have previously provided additional incentive to our United States (“U.S.A.”) officers, directors, employees and consultants by offering stock options at a discount off market price as allowed by the TSX Venture exchange. The U.S.A. legislature and the Internal Revenue Service (“IRS”) have issued regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since U.S. Geothermal stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendments and payments would be required whether or not the option holder exercises the options. The IRS is allowing option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2008, all of our U.S.A. option holders have repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options was included in the stock compensation accrual for March 2007.

GTH did not award any shares, units or rights to any executive officer under a Long-Term Incentive Plan during the fiscal years ended March 31, 2006, 2007, and 2008.

Director Compensation
Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	* Option awards ($) (d)	Non-equity incentive plan compens- ation ($) (e)	Change in pension value and nonqualified deferred compensa- tion earnings ($) (f)	All other compensa- tion ($) (g)	Totals ($) (h)
John H. Walker	16,250		46,317				62,567
Daniel J. Kunz							0
Paul A. Larkin	20,750		46,317				67,067
Douglas J. Glaspey							0
Leland L. Mink	16,250		46,317				62,567
Total	53,250		138,951				192,201

* – Stock options are valued at the grant date using the SFAS 123R value.

Effective January 1, 2008, Directors who are not otherwise remunerated per an employment agreement are paid $5,000 per quarter and $500 per board meeting attended in person. Directors who are also officers do not receive any cash compensation for serving in the capacity of director. However, all directors are reimbursed for their out-of-pocket expenses in attending meetings.

Compensation Committee Interlocks and Insider Participation

During the year ended March 31, 2008:

  Mr. Daniel J. Kunz, our Chief Executive Officer, was a member of the Compensation and Benefits Committee (Mr. Kunz resigned from the Compensation Committee on April 1, 2008);

  none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with us or any of our subsidiaries in which the amount involved exceeded $120,000 in which he had or will have a direct or indirect material interest, which were required to be reported under Item 13 of this report;

  none of our executive officers was a director or Compensation Committee member of another entity an executive officer of which served on our Compensation Committee; and

  none of our executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity an executive officer of which served as a director on our board of directors.

Compensation Committee Report

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Annual Report. Based on this review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report.

Compensation and Benefits Committee

John H. Walker. Paul A. Larkin & Leland L. Mink

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table details the number of securities authorized for issuance under the Company’s equity compensation plans for the fiscal year ended March 31, 2008:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	2,899,878	CDN $1.35	2,152,750
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	2,899,878	CDN $1.35	2,152,750

The following table sets forth certain information known to the Company regarding the beneficial ownership of common stock as of March 31, 2008, or as of such later date as is listed below, of each person known to be the holder of more than 5% of our issued and outstanding stock.

Significant Owners
Title of Class (1)	Name and Address of Beneficial Owner (2)	Amount and Nature of Beneficial Owner (3)	Percent of Class (4)
Common Stock	Goldman, Sachs & Co, 295 Chipeta Way, Salt Lake City, UT 84108	4,200,000	7.59
Common Stock	SPCP Group LLC, 2 Greenwhich Plaza, Greenwhich, CT 06830	8,300,000	15.00
Common Stock	S.A.C. Capital Associates LLC, PO Box 58, Victoria House, The Valley, Anguilla	2,939,400	5.31
Common Stock	Winslow Green Growth Fund, PO Box 7247- 7057, Philadelphia, PA 19170-7057	3,290,000	5.95
Common Stock	Wexford Capital, Walker House, Mary Street, Georgetown, Cayman Islands	3,000,000	5.42

The following table sets forth certain information known to the Company regarding the beneficial ownership of the common stock as of March 31, 2008, or as of such later date as indicated below, by (i) each of our directors, (ii) each of our named executive officers, and (iii) all of our executive officers and directors, serving at the time of the filing of this Report, as a group.

Name (1)	Common Shares Beneficially Owned (2)	Shares Individuals have the right to acquire within 60 days (3)	Total Number of Shares Beneficially Owned (4)	Percent of Class (5)
Daniel J. Kunz	2,226,026	563,494	2,789,520	4.80
Douglas J. Glaspey	493,490	422,134	915,624	1.63
Kerry D. Hawkley	130,000	20,000	150,000	0.27
John H. Walker	64,734	90,000	154,734	0.28
Paul A. Larkin	418,068	195,000	613,068	1.10
Leland R. Mink	20,000	105,000	125,000	0.23

Item 13. Certain Relationships and Related Transactions, and Director Independence

Transactions with Management and Others

No material business transactions exist between the Company and management, or family or affiliates of management as at March 31, 2008. The Board of Directors must be notified in advance, and authorize, any transaction with the Company that may involve a member of management, or family or affiliates of management.

Certain Business Relationships

No material business relationships exist between the Company and directors, or family or affiliates of directors as at March 31, 2008.

Indebtedness of Management
Throughout the fiscal year and at fiscal year end, management was not indebted to the Company or any of its subsidiaries.

Item 14. Principal Accountant Fees and Services

The aggregate fees billed by the Company’s principal accountant for the fiscal years ended March 31, 2006, 2007 and 2008 are as follows:

Year Ended March 31,	Audit Fees (1)	Audit Related (2)	Tax Preparation (3)	Other Fees (4)
2008	$ 32,018	$ -	$ -	$ 74,400
2007	35,333	-	-	-
2006	31,116	-	-	-

(1)	Includes services for the annual audit of the Company’s financial statements and services associated with SB-2 registration statements filed with the SEC.
(2)	Fees charged for assurance and related services reasonably related to the performance of an audit, and not included under “Audit Fees”.
(3)	Fees charged for tax compliance, tax advice and tax planning services.
(4)	Fees for services other than disclosed in any other column.

The Audit Committee reviews the Company’s financial statements, MD&A and any annual and interim earnings press releases before the Company publicly discloses this information and any reports or other financial information (including quarterly financial statements) which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the principal accountant performing the external audit of the Company’s records. The Audit Committee also confirms that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements.

The Audit Committee engaged Williams & Webster to perform the annual audit of the financial statements of the company. Audit fees and scope of work are monitored and approved by the Audit Committee as part of the engagement process. Items not included in the engagement process are reviewed and authorized by senior management, after consulting with the Audit Committee members.

PART IV

Item 15. Exhibits, Financial Statement Schedules

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION
3.1

Certificate of Incorporation of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.2	Certificate of Domestication of Non-U.S. Corporation (Incorporated by reference to exhibit 3.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.3

Certificate of Amendment of Certificate of Incorporation (changing name of U.S. Cobalt Inc. to U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.4	Bylaws of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.4 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.5	Plan of Merger of U.S. Geothermal, Inc. and EverGreen Power Inc. (Incorporated by reference to exhibit 3.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.6	Amendment to Plan of Merger (Incorporated by reference to exhibit 3.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.1	Form of Stock Certificate (Incorporated by reference to exhibit 4.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.2	Form of Warrant Certificate (Incorporated by reference to exhibit 4.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.3	Provisions Regarding Rights of Stockholders (Incorporated by reference to exhibit 4.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.4	Form of Subscription Agreement (Incorporated by reference as exhibit 10.2 to the registrant’s Form 8-K current report as filed on May 2, 2008)
4.5	Form of Warrant (Incorporated by reference as exhibit 10.3 to the registrant’s Form 8-K current report as filed on May 2, 2008)
4.6	Form of Broker Warrant (Incorporated by reference as exhibit 10.4 to the registrant’s Form 8-K current report as filed on May 2, 2008)
10.1

Agreement between U.S. Geothermal Inc. and Vulcan Power Company dated December 3, 2002 regarding the acquisition of the Vulcan interest (Incorporated by reference to exhibit 10.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.2

Amendment No. 1 dated November 15, 2003 to Agreement between U.S. Geothermal Inc. and Vulcan Power Company (Incorporated by reference to exhibit 10.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.3	Amendment No. 2 to “Agreement by and between U.S. Geothermal Inc. and Vulcan

Power Company” dated December 30, 2003 (Incorporated by reference to exhibit 10.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004) Geothermal Lease and Agreement dated July 11, 2002, between Sergene Jensen, Personal Representative of the Estate of Harlan B. Jensen, and U.S. Geothermal Inc.

10.4	(Incorporated by reference to exhibit 10.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004) Geothermal Lease and Agreement dated June 14, 2002, between Jensen Investments
10.5	Inc. and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004) Geothermal Lease and Agreement dated March 1, 2004, between Jay Newbold and U.S.
10.6

Geothermal Inc. (Incorporated by reference to exhibit 10.7 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004) Geothermal Lease and Agreement dated June 28, 2003, between Janice Crank and the

10.7

children of Paul Crank and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.8 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004) Geothermal Lease and Agreement dated December 1, 2004, between Reid S. Stewart and Ruth O. Stewart and US Geothermal Inc. (Incorporated by reference to exhibit 10.9

10.8	to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005) Geothermal Lease and Agreement, dated July 5, 2005, between Bighorn Mortgage
10.9

Corporation and US Geothermal Inc. (Incorporated by reference to exhibit 10.11 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006) Geothermal Lease and Agreement, dated June 23, 2005, among Dale and Ronda

10.10

Doman, and US Geothermal Inc. (Incorporated by reference to exhibit 10.13 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006) Geothermal Lease and Agreement, dated June 23, 2005, among Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue

10.11

Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, and US Geothermal Inc. (Incorporated by reference to exhibit 10.14 to the registrant’s Form 10- QSB quarterly report as filed on February 17, 2006) Geothermal Lease and Agreement dated January 25, 2006, between Philip Glover and

10.12

US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006) Geothermal Lease and Agreement, dated May 24, 2006, between JR Land and

10.13	Livestock Inc. and US Geothermal Inc. (Incorporated by reference to exhibit 10.30 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)
10.15	Employment Agreement dated January 1, 2008, with Daniel J. Kunz
10.16	Employment Agreement dated January 1, 2008, with Kerry D. Hawkley
10.17	Employment Agreement dated January 1, 2008, with Douglas J. Glaspey
10.18

Escrow Agreement made December 19, 2003, among U.S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.15 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004) Escrow Agreement made December 19, 2003, among U. S. Geothermal Inc., Pacific

10.19	Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.16 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.21

First Amended and Restated Merger Agreement dated November 30, 2003 among U.S. Cobalt Inc., EverGreen Power Inc., U.S. Geothermal Inc., and the stockholders of U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.17 to the registrant’s Form SB- 2 registration statement as filed on July 8, 2004)

10.22	Agreement with Dundee Securities Corporation dated June 28, 2004 (Incorporated by reference to exhibit 10.18 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
10.23

Amended and Restated Stock Option Plan of U.S. Geothermal Inc. dated September 29, 2006. (Incorporated by reference to exhibit 10.23 to the registrant’s Form SB-2 registration statement as filed on October 2, 2006.)

10.24

Power Purchase Agreement dated December 29, 2004 between U.S. Geothermal Inc. and Idaho Power Company (Incorporated by reference to exhibit 10.19 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.25

Engineering, Procurement and Construction Agreement dated December 5, 2005 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006) *

10.26

Amendment to the Engineering, Procurement and Construction Agreement dated April 26, 2006 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on May 2, 2006)

10.27

Letter of Intent from Eugene Water and Electric Board to U.S. Geothermal Inc. dated February 22, 2006 (Incorporated by reference to exhibit 10.27 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.28

Renewable Energy Credits Purchase and Sales Agreement dated July 29, 2006 between Holy Cross Energy and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.29

Transmission Agreement dated June 24, 2005 between Department of Energy’s Bonneville Power Administration - Transmission Business Line and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.27 to the registrant’s Form 10-QSB quarterly report as filed on August 12, 2005)

10.30

Interconnection and Wheeling Agreement dated March 9, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.31

Construction Contract dated May 16, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.32

Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, U.S. Geothermal Inc., and Raft River I Holdings, LLC (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K as filed on August 23, 2006) *

10.33

Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc (Incorporated by reference to exhibit 10.2 to the registrant’s Form 8-K as filed on August 23, 2006).*

10.34	Management Services Agreement, dated as of August 9, 2006, between Raft River

Energy I LLC and U.S. Geothermal Services, LLC (Incorporated by reference to exhibit 10.3 to the registrant’s Form 8-K as filed on August 23, 2006) *
10.35

Construction contract dated May 22, 2006 between Industrial Builders and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form 10- KSB annual report as filed on June 29, 2006)

10.36

First Amendment to the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of November 7, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.36 to the registrant’s Form 10-QSB as filed on February 20, 2007). *

10.37	Consolidated Financial Statements of U.S. Geothermal Inc. as of March 31, 2008.
10.38	Geothermal Lease and Agreement dated August 1, 2007, between Bureau of Land Management and U.S. Geothermal Inc.
10.39

Asset Purchase Agreement dated as of March 31, 2008, between U.S. Geothermal Inc., and Empire Geothermal Power LLC and Michael B. Stewart (Incorporated by reference as exhibit 99.1 to the registrant’s Form 8-K current report as filed on April 7, 2008)

10.40

Underwriting Agreement dated April 28, 2008 between U.S. Geothermal, Inc. and Clarus Securities Inc., Toll Cross Securities Inc. and Loewen Ondaatje McCutcheon Limited (Incorporated by reference as exhibit 10.1 to the registrant’s Form 8-K current report as filed on May 2, 2008)

10.41	Report of Independent Registered Public Accounting Firm
23.1	Consent of Williams & Webster, P.S.
31.1	Certification of Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

* - Agreements are the subject of a confidential treatment request filed with the Commission on August 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. Geothermal Inc.
(Registrant)

June 16, 2008	/s/ Daniel J. Kunz
Date	Daniel J. Kunz
Chief Executive Officer and President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated:

Name	Title	Date

Chief Executive Officer, President and Director
/s/ Daniel J. Kunz	(Principal Executive Officer)	June 16, 2008
Daniel J. Kunz

Chief Financial Officer (Principal Financial and
/s/ Kerry Hawkley	Accounting Officer)	June 16, 2008
Kerry Hawkley

/s/ Douglas J. Glaspey	Chief Operating Officer and Director	June 16, 2008
Douglas J. Glaspey

/s/ John H. Walker	Chairman and Director	June 16, 2008
John H. Walker

/s/ Paul A. Larkin	Director	June 16, 2008
Paul A. Larkin

/s/ Leland L. Mink	Director	June 16, 2008
Leland R. Mink

U.S. GEOTHERMAL INC.
________

Consolidated Financial Statements
March 31, 2008

Board of Directors
U.S. Geothermal Inc.
Boise, Idaho

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of U.S. Geothermal Inc. as of March 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, consolidated statement of stockholders’ equity and consolidated statement of cash flows for the years ended March 31, 2008, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Geothermal Inc. as of March 31, 2008 and 2007 and the results of its operations and comprehensive loss, consolidated statement of stockholders’ equity and consolidated statements of cash flows for the years ended March 31, 2008, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) U.S. Geothermal Inc.’s internal control over financial reporting as of March 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 9, 2008 expressed an adverse opinion.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
June 9, 2008

U.S. GEOTHERMAL INC.
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	March 31,	March 31,
	2008	2007

ASSETS

Current
Cash and cash equivalents	$4,877,252	$6,759,161
Restricted cash	285,000	5,363,400
Receivable from subsidiary	205,033	154,277
Other current assets	85,466	27,706
Total current assets	5,452,751	12,304,544

Investment in subsidiary (note 2)	16,745,481	6,230,410
Deposit on property acquisition (note 3)	11,310,686	-
Property, plant and equipment, net of
accumulated depreciation	6,858,015	4,138,386
Total assets	$40,366,933	$22,673,340

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$485,783	$1,446,952
Related party accounts payable	9,218	9,510
Total current liabilities	495,001	1,456,462
Long-term Liabilities:
Stock compensation payable	1,975,672	2,533,858
Total liabilities	2,470,673	3,990,320

Commitments and Contingencies	-	-

STOCKHOLDERS’ EQUITY

Capital stock
Authorized:
100,000,000 common shares with a $0.001 par value
Issued and outstanding:
43,810,512 shares at March 31, 2007 and
55,339,253 shares at March 31, 2008	55,339	43,811
Additional paid-in capital	48,532,730	25,781,832
Accumulated deficit	(10,691,809)	(7,142,623)
Total stockholders’ equity	37,896,260	18,683,020

Total liabilities and stockholders’ equity	$40,366,933	$22,673,340

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

	For the Years Ended March 31,
	2008	2007	2006

Operating Revenues:
Land, water, and mineral rights lease	$121,742	$90,206	$-
Management fees	62,500	-	-
	184,242	90,206	-

Operating Expenses:
Loss from investment in subsidiary	228,234	102,336	-
Consulting fees	112,269	67,913	29,005
Corporate admin and development	580,035	215,914	185,186
Professional and management fees	845,908	708,524	422,690
Salaries and wages	617,323	506,354	484,656
Stock based compensation	1,903,635	1,129,072	180,779
Travel and promotion	440,196	408,056	360,753
Lease and equipment repair costs	69,505	-	-
Total operating expenses	4,797,105	3,138,169	1,663,069

Loss from Operations	(4,612,863)	(3,047,963)	(1,663,069)

Other Income:
Foreign exchange gain	116,547	411,341	149,200
Interest income	947,130	693,738	23,276
Total other income	1,063,677	1,105,079	172,476

Net Loss	$(3,549,186)	$(1,942,884)	$(1,490,593)

Basic And Diluted Net Loss Per Share	$(0.06)	$(0.04)	$(0.08)

Weighted Average Number of Shares
Outstanding for Basic and Diluted	52,407,704	43,640,303	17,797,637
Calculations

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

	For the Years Ended March 31,
	2008	2007	2006

Operating Activities:
Net loss	$(3,549,186)	$(1,942,884)	$(1,490,593)
Add non-cash items:
Depreciation	56,769	16,511	1,350
Loss of operations of subsidiary	228,234	133,304	-
Gain on disposal of equipment	(2,154)	-	-
Shares issued for other than cash	-	65,384	84,000
Share based compensation	1,903,635	1,129,072	180,779
Change in non-cash working capital items:
Receivable subsidiary	(50,756)	(154,277)	-
Accounts payable and accrued liabilities	210,790	(160,166)	115,812
Prepaid expenses & other	(57,760)	(16,277)	(1,608)
Total cash used by operating activities	(1,260,428)	(929,333)	(1,110,260)

Investing Activities:
Purchases of property, plant and equipment	(3,961,024)	(2,456,782)	(1,132,764)
Cash released from (restricted by) under contract	5,078,400	(5,363,400)	-
Cash in escrow for property acquisition	(11,310,686)	-	-
Investment in subsidiaries	(10,743,305)	(9,917,100)	-
Proceeds from equipment disposal	14,529	-	-
Reimbursement from partner	-	4,917,100	-
Total cash used by investing activities	(20,922,086)	(12,820,182)	(1,132,764)

Financing Activities:
Issuance of share capital, net of share issue cost	20,300,605	20,312,177	646,710
Total cash provided by financing activities	20,300,605	20,325,177	646,710

Foreign Exchange Effect on Cash and Equivalents	-	-	(164,262)

Increase in Cash and Cash Equivalents	(1,881,909)	6,562,662	(1,760,576)

Cash and Cash Equivalents, Beginning of Period	6,759,161	196,499	1,957,075

Cash and Cash Equivalents, End of Period	$4,877,252	$6,759,161	$196,499

Supplemental Disclosure:
Non-cash investing and financing activities:
Transfer of property and equipment to subsidiary	$-	$1,363,714	$-
Shares issued with employment agreements	-	65,384	84,000
Purchase of property and equipment on account	1,172,251	(1,335,714)	-

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMALINC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended March 31, 2008 and 2007
(Stated in U.S. Dollars)

	NUMBER	COMMON	ADDITIONAL	CAPITAL	STOCK
	OF	SHARES	PAID-IN	STOCK	PURCHASE	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	DEFICIT	TOTAL

Balance at April 1, 2006	18,263,844	$$18,264	$4,954,690	$20,134,260	$-	$(5,199,743)	$19,907,471

Stock issued as result of employment
agreements	49,168	49	65,331	-	-	4	65,384
Stock options granted	-	-	978,772	-	-	-	978,772
Shares issued for stock options and warrants
exercised	497,500	498	487,595	-	(137,806)	-	350,287
Capital stock issued as result of a private
placement closed April 3, 2006, net of
issuance costs	25,000,000	25,000	20,109,260	(20,134,260)	-	-	-
Stock purchase warrants expired	-	-	1,186,232	-	(1,186,232)	-	-

Stock compensation liability	-	-	(2,000,048)	-	1,324,038	-	(676,010)
Net loss for the period	-	-		-	-	(1,942,884)	(1,942,884)
Balance, March 31, 2007	43,810,512	43,811	25,781,832	-	-	(7,142,623)	18,683,020

Capital stock issued as result of a private
placement closed June 5, 2007, net of
issuance costs	9,090,900	9,091	17,757,681	-	-	-	17,766,772
Shares issued for stock options and warrants
exercised	2,437,841	2,437	4,255,203	-	-	-	4,257,640

Stock compensation liability	-	-	738,014	-	-	-	738,014

Net loss for the period	-	-	-	-	-	(3,549,186)	(3,549,186)
Balance at March 31, 2008	55,339,253	$55,339	$48,532,730	$-	$-	$(10,691,809)	$37,896,260

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, U.S.A.; acquired control of GTH. In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the roll-back of common stock.

GEO - Idaho entered into an agreement with Vulcan Power Company (“Vulcan”) of Bend, Oregon, U.S.A., pursuant to which it acquired a 100% interest in the Raft River Geothermal Property located in Cassia County, Idaho, U.S.A.

The Company was created to acquire property, construct power plants, and manage the operations of those plants that utilize geothermal resources to produce energy. The Company’s operations have been, primarily, focused in the Pacific Northwest of the United States.

Basis of Presentation

The Company consolidates subsidiaries that it controls (more-than-50% owned) and entities over which control is achieved through means other than voting rights. These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The accounts of the following companies are consolidated in these financial statements:

i)	U.S. Geothermal Inc. (incorporated in the State of Delaware);
ii)	U.S. Geothermal Inc. (incorporated in the State of Idaho);
iii)	U.S. Cobalt Inc. (incorporated in the State of Colorado);
iv)	U.S. Geothermal Services, LLC (incorporated in the State of Delaware).

All intercompany transactions are eliminated upon consolidation.

Raft River Energy I LLC, previously a 100% owned subsidiary, was consolidated through July 2006, after which the entity is recorded under the equity method. See Consolidation of Variable Interest Entity in Note 2 for further discussion.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are summarized accounting policies considered to be significant by the Company’s management:

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been consistently applied in the preparation of the financial statements.

Change from Development Stage

Pursuant to Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises” (“SFAS 7”), the Company was considered to be a development stage enterprise from February 26, 2002 to December 31, 2007. Among other provisions, SFAS 7 stipulates the reporting of inception to date results of operations, cash flows and other financial information. On January 3, 2008, the Company’s major subsidiary began generating revenues from planned commercial operations. Although Company management expects to focus a significant amount of resources to development type activities over the next 3 to 5 years, the Company has been generating revenues that originate from planned principal operations. Consequently, these consolidated financial statements are reported in accordance with generally accepted accounting principles for an operating company and do not reflect inception to date information.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Cash and Cash Equivalents

The Company considers all unrestricted cash, short-term deposits, and other investments with original maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. Discussion regarding restricted cash is included in Note 4. With the large value of funds invested in short-term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC. All investments held by the Company are highly liquid and available on demand.

Concentration of Credit Risk

The Company’s cash and cash equivalents, including restricted cash, consisted of commercial bank deposits, a money market account, and petty cash. The money market funds totaled $4,896,040, and are not subject to deposit insurance. Cash deposits are held in a commercial bank in Boise, Idaho, and in a commercial bank in Vancouver, British Columbia. The accounts in Idaho are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. The Canadian dollar accounts in British Columbia are guaranteed by the Canadian Deposit Insurance Corporation (“CDIC”) up to $100,000 Canadian (approximately $102,315 in U.S. dollars at March 31, 2008). At March 31, 2008, the Company held deposits that exceeded the FDIC insured amount by approximately $295,858 and did not exceed the CDIC insured amount.

Consolidation of Variable Interest Entities

The Company has a significant interest in Raft River Energy I, LLC (“RREI”), which has been determined to be a variable interest entity as defined by FASB Interpretation No. 46(R) (FIN 46(R)). RREI’s purpose is to hold the financial interests of the first phase of the Raft River project for the construction of a geothermal power plant.

RREI resulted from an August 9, 2006 agreement between the Company and Raft River Holdings, LLC, a subsidiary of the Goldman Sachs Group, for construction financing of Phase I of the Raft River project. To accommodate the construction financing, the Company sold 50% of its ownership in Raft River Energy to Raft River Holdings. As a result of the agreements, the Company was required to contribute cash and property sufficient to complete a 10 megawatt power plant, and Raft River Holdings was required to contribute $34,170,100.

As of March 31, 2008, the Company has contributed $17,102,586 in cash and property to the project, while Raft River Holdings has contributed $34,170,100. As a result, Raft River Holdings has been designated the primary beneficiary.

For periods prior to August 2006, the Company was the 100% owner of RREI and consolidated the loss. For the period August 2006 to March 2008, U.S. Geothermal Inc. recorded RREI under the equity method of accounting for investments in subsidiaries based on the monthly capital contribution ratio, which averaged 27.4% for the year ended March 31, 2008.

RREI’s latest financial information is summarized as follows:

	As of November	As of November
	30, 2007	24, 2006

Total current assets	$234,382	$3,417,793
Property and equipment	50,055,675	18,618,764
	$50,290,057	$22,036,557

Total liabilities	$4,252,786	$3,360,052
Total members’ equity	46,037,271	18,676,505
	$50,290,057	$22,036,557

	Fiscal Year	August 18, 2005
	Ended November	to November 30,
	30, 2007	2006

Operating revenues	$96,743	$-
Operating loss	(929,615)	(245,879)
Net loss	(834,234)	(237,309)

U.S. Geothermal Inc. – portion of net loss	(228,234)	(102,336)

Property, Plant and Equipment

Property, plant and equipment are recorded at historical cost. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset. Where appropriate, terms of property rights and revenue contracts can influence the determination of estimated useful lives. Depreciation of small equipment is calculated using an annual rate of 30%, which approximates the assets’ estimated useful lives.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and probable reserves. Once a resource is considered to be proven, then costs of acquisition and development are capitalized on an area-of-interest basis. If an area of interest is subsequently abandoned, those costs are charged to income in the year of abandonment.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has adopted SFAS 144 and evaluates its long-term assets annually for impairment or when circumstances or events occur that may impact the fair value of the assets. The fair value of geothermal property is primarily evaluated based upon the present value of expected revenues directly associated with those assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. Management believes that there have not been any circumstances that have warranted the recognition of losses due to the impairment of long-lived assets as of March 31, 2008.

Stock Options Granted to Employees and Non-employees

On April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which requires the measurement of the value of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. For employees, directors and officers, the fair value of the awards are expensed over the vesting period. The current vesting period for all options is eighteen months.

Under SFAS 123(R), the Company elected to use the modified prospective transition method, and accordingly, the Company’s consolidated financial statements for periods prior to adoption of SFAS 123(R) have not been restated to reflect, and do not include the impact of adopting SFAS 123(R).

For non-employee stock based compensation, the Company adopted EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” Non-employee stock options have been granted, at the Board of Director’s discretion, to select vendors as a bonus for exceptional performance. Prior to issuance of the awards, the Company was not under any obligation to issue the stock options. Subsequent to the award, the recipient was not obligated to perform any services. Therefore, the fair value of these options was expensed on the grant date, which was also the measurement date.

The Company accounts for stock-based compensation in accordance with SFAS 123(R). Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128 “Earnings per Share” (“SFAS 128”), which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at March 31, 2008 and 2007, they were not included in the calculation of earnings per share because their inclusion would have been considered anti-dilutive.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax (“GST”) which is refundable from the Government of Canada and is included in other assets.

Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar. Monetary items are converted into U.S. dollars at the rate prevailing at the balance sheet date. Resulting gains and losses are generally included in determining net income for the period in which exchange rates change. The Company does not have financial interests that are specified by contract to be settled in foreign currencies.

Foreign Operations

The accompanying balance sheet contains certain recorded Company assets (principally cash) in a foreign country (Canada). Although Canada is considered economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS 109 to allow recognition of such an asset.

At March 31, 2008, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $2,429,640 (March 31, 2007 - $1,870,800) principally arising from net operating loss carry forwards and stock compensation. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at March 31, 2008. The significant components of the deferred tax asset at March 31, 2008 and 2007 were as follows:

	March 31,	March 31,
	2008	2007
Estimated net operating loss carry forward	$7,146,000	$5,502,300

Deferred tax asset	$2,429,600	$1,870,800
Deferred tax asset valuation allowance	(2,429,600)	(1,870,800)
Net deferred tax asset	$-	$-

At March 31, 2008, the Company has net operating loss carry forwards of approximately $7,146,000 ($5,502,300 in March 31, 2007), which expire in the years 2023 through 2027. The change in the allowance account from March 31, 2007 to March 31, 2008 was $558,800.

Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

Accounting for Income Tax Uncertainties and Related Matters

We may be assessed penalties and interest related to the underpayment of income taxes. Such assessments would be treated as a provision of income tax expense on our financial statements. For the year ended March 31, 2008, no income tax expense has been realized as a result of our operations and no income tax penalties and interest have been accrued related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and in the State of Idaho. These filings are subject to a 3 year statue of limitations. Our evaluation of income tax positions included the fiscal years ended March 31, 2008, 2007, 2006 and 2005 which could be subject to agency examinations as of March 31, 2008. No filings are currently under examination. No adjustments have been made to reduce our estimated income tax benefit at fiscal year end. Any valuations relating to these income tax provisions will comply with the principles defined in Financial Accounting Standards No. 157, Fair Value Measurements.

Revenue

Revenue Recognition

Management fee income is recognized when the services have been provided. Royalties and Lease revenues are recognized as the resource has been utilized and other contractual obligations have been met.

Revenue Source
The majority of the Company’s operating revenues are received from its major subsidiary in the form of lease/royalty income and management fees. Most of the subsidiary’s operating revenues originate from electrical power that is sold to a single utility company that, primarily, operates in the State of Idaho. All of the power generated originates from the one power plant that utilizes a geothermal reservoir located in South Eastern Idaho.

Reclassifications

Certain amounts reported in operating revenues in the fiscal year ended March 31, 2007, were reclassified from other revenues to conform with the current period presentation. These reclassifications have resulted in no changes to the Company’s accumulated deficit and net losses presented.

Recent Accounting Pronouncements

Stock Based Compensation
In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 110 (“SAB 110”), Share Based Payment. This SAB expresses the views of the staff regarding the use of a "simplified" method, as discussed in SAB No. 107 (“SAB 107”), in developing an estimate of expected term of "plain vanilla" share options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. The staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. However, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The guidance in SAB 110 is effective beginning January 1, 2008. The Company uses historical information to estimate the expected term of its stock option grants and, therefore, it does not expect that adoption of SAB 110 will have a material impact on the Company’s financial position, results of operations, or cash flows.

Business Combinations
In December 2007, the FASB issued Financial Accounting Standards Statement No. 141 (Revised 2007) (“SFAS 141(R)”), Business Combinations. Under SFAS 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. Additionally, SFAS 141(R) will change the accounting treatment for certain specific items, including:

  Acquisition costs will be generally expensed as incurred;
  Noncontrolling interests (formerly known as "minority interests") will be valued at fair value at the acquisition date;
  Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;
  In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
  Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
  Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141(R) also includes a substantial number of new disclosure requirements. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and earlier adoption is prohibited. Accordingly, the Company will be required to record and disclose business combinations following existing U.S. GAAP until April 1, 2009. The Company does not expect that adoption of SFAS 141(R) will have a material effect on its financial position, results of operation, or cash flows.

Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued Financial Accounting Standards Statement No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51.

SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Accordingly, the Company will be required to record and disclose minority interest following existing GAAP until April 1, 2009. The Company does not expect that adoption of SFAS 160 will have a material effect on its financial position, results of operation, or cash flows.

Fair Value Measurement
During September 2006 the FASB issued Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). FASB 157 defines fair value, establishes a framework for measuring fair value under U.S. GAAP, expands disclosures about fair value measurements and addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under U.S. GAAP. SFAS 157 does not require any new fair value measurements. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (fiscal year 2009 for the Company). However, on December 14, 2007 the FASB issued a proposed FASB staff position ("FSP") that would amend SFAS 157 to delay its effective date for all non-financial assets and non-financial liabilities, except for those that are recognized or disclosed at fair value in the financial statements on a recurring basis, that is, at least annually. For items within the scope of the proposed FSP the effective date of SFAS 157 would be delayed to fiscal years beginning after November 15, 2008 (fiscal 2010 for the Company) and interim periods within those fiscal years. During February 2008 the FASB confirmed and made effective the FSP. Based on the type of assets and liabilities currently held by the Company, management does not believe that the adoption will have a material impact on the financial position or results of operation.

During February 2007 the FASB issued Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS 159 apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”) applies to all entities with available-for-sale and trading securities. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007 (fiscal year beginning April 1, 2008 for the Company). The Company does not expect the adoption of standard to have a material impact on its financial position or results of operations.

NOTE 3 – ESCROW DEPOSIT ON ACQUISITION

As of March 31, 2008, the Company transferred $11,310,686 to an escrow account related to the acquisition of the geothermal assets located near Empire, Nevada. As noted in Note 11, this transaction was completed on May 1, 2008, and the funds were transferred from the escrow account to the seller.

NOTE 4 – RESTRICTED CASH

The Company maintains cash balances that are restricted due to contractual obligations. Restricted cash balances and explanations of the nature of the restrictions are summarized as follows:

	March 31,	March 31,
Entity/Description	2008	2007

Ormat Nevada – construction letter of credit	$-	$5,103,400
Idaho Department of Water Resources – well
bonding	260,000	260,000
Oregon Department of Geology and Mineral
Industries – well bonding	25,000	-
	$285,000	$5,363,400

The Ormat letter of credit was released during the year ended March 31, 2008 after the final construction payment was made in January 2008. Well bonding requirements renew on an annual basis.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

During the year ended March 31, 2008, the Company made significant acquisitions of geothermal, mineral and surface water rights. Geothermal and mineral rights were acquired in Gerlach, Nevada that amounted to approximately $319,785. Additional costs of $122,522 were incurred to continue to study and develop the Company’s interests in the project located near Neal Hot Springs, Oregon. In June 2007, the right to lease the geothermal and mineral rights of 1,685 acres in Raft River, Idaho was purchased for $1,015,102.

Net construction costs of $862,124 were incurred during the fiscal year ended March 31, 2008. The majority of these costs were for buildings and facilities ($351,765) and pipelines ($499,783) related to the development of the Raft River well field. No significant assets under construction were put into operation during the fiscal year.

Property, plant and equipment categories are summarized as follows:

	Balance at	Balance at
	March 31, 2008	March 31, 2007

Land	$384,000	$384,000
Water rights	1,146,003	1,146,003
Geothermal and mineral rights	1,903,226	286,112
Furniture and equipment	402,660	108,125
	3,835,889	1,924,240
Less: accumulated depreciation	(73,980)	(19,836)
	3,761,909	1,904,404
Construction in progress	3,096,106	2,233,982

	$6,858,015	$4,138,386

Depreciation expense charged to operations for the years ended March 31, 2008, 2007 and 2006 amounted to $56,769, $16,511 and $1,350; respectively. The construction in progress consists of development activities at Raft River Unit 2 and Neal Hot Springs.

NOTE 6 - CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the quarter ended March 31, 2008, the Company issued 56,667 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.72 CDN to $0.90 CDN (average $0.92 U.S.).

During the quarter ended December 31, 2007, the Company issued 1,854,141 common shares upon the exercise of 222,550 stock options and 1,631,591 broker compensation options in both U.S. and Canadian dollars. Shares of 15,000 were issued at an exercise price of U.S $2.41. Shares of 1,680,050 shares were issued at exercise prices that ranged between CDN $0.60 to $1.00 ($0.61 to $1.02 U.S.). Shares issued from stock purchase warrants, amounted to 159,091 shares at an exercise price of U.S. $2.08.

During the quarter ended September 30, 2007, the Company issued 235,833 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.60 CDN to $1.40 CDN (average $1.03 U.S.).

During the quarter ended June 30, 2007, the Company issued 291,200 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.60 CDN to $1.40 CDN (average $0.76 U.S.).

On June 5, 2007, the Company completed a private placement of 9,090,900 common shares at a price of $2.20 CDN ($2.08 U.S. as of June 5, 2007). Proceeds, net of financing fees, totaled $17,766,772.

During the quarter ended March 31, 2007, the Company issued 62,500 common shares upon the exercise of 12,500 stock options, plus 50,000 broker compensation options at an exercise price of $1.00 CDN ($0.83 U.S.).

During the quarter ended December 31, 2006, the Company issued 72,741 shares to employees in satisfaction of employment agreements at an average price of $0.90, and 23,573 shares previously held in escrow were cancelled.

During the quarter ended December 31, 2006, the Company issued 395,000 common shares upon the exercise of 280,000 stock purchase warrants at an exercise price of $0.85 CDN ($0.73 -$0.75 U.S.), the exercise of 15,000 stock purchase warrants at an exercise price of $1.25 CDN ($0.86 U.S.), and the exercise of 100,000 options at an exercise price of $0.60 CDN ($0.54 U.S.).

During the quarter ended June 30, 2006, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.53 U.S.).

On April 3, 2006, the Company completed a private placement of 25,000,000 common shares at a price of $1.00 CDN ($0.86 U.S. as of April 3, 2006). Proceeds, net of financing fees, totaled $20,134,260. Of the net proceeds, $172,370 had been received in the Company’s bank accounts prior to March 31, 2006. Since the subscription forms reflected a March 30, 2006 date, and the remainder of the cash of $19,961,890 was on deposit with Dundee Securities Corporation, the private placement was recorded as “Private placement proceeds receivable” and as “Capital Stock Issuable” in the financial statements at March 31, 2006.

During the quarter ended March 31, 2006, the Company issued 691,304 common shares upon the exercise of 378,370 options at an exercise price of $0.60 CDN ($0.51 U.S.), the exercise of 192,934 stock purchase warrants at an exercise price of $0.75 U.S., and 120,000 common shares as a signing bonus as part of an employment agreement at a deemed price of $0.72 CDN ($0.61 U.S.).

During the quarter ended December 31, 2005, the Company issued 183,333 common shares upon the exercise of 100,000 options at an exercise price of $0.60 CDN ($0.51 U.S.) and 83,333 purchase warrants at an exercise price of $0.45 U.S.

During the quarter ended September 30, 2005, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.51 U.S.).

During the quarter ended June 30, 2005, the Company issued 17,778 common shares upon the exercise of 17,778 options at an exercise price of $0.90 CDN ($0.73 U.S.).

NOTE 7 - STOCK BASED COMPENSATION

The Company’s stock option plan provides for the grant of incentive stock options for up to 5,342,845 common shares to employees, consultants, officers and directors of the Company. All terms and conditions of the options are the same for external parties as well as internal employees and directors. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months, with 25% vesting on the date of grant and 25% vesting every six months thereafter. Since the plan has been administered by the Company’s Vancouver office and Pacific Corporate Trust Company, the Company has issued stock options with an exercise price stated in Canadian dollars per share. The Company recognizes compensation expense using the straight-line method of amortization. Historically, the Company has issued new shares to satisfy exercises of stock options and the Company expects to issue new shares to satisfy any future exercises of stock options.

U.S. Geothermal and their Board of Directors have previously provided additional incentive to our United States (“U.S.A.”) employees and consultants by offering stock options at a discount off market price as allowed by the TSX Venture exchange. The U.S.A. legislature and the Internal Revenue Service (“IRS”) have issued regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since U.S. Geothermal stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendments and payments would be required whether or not the option holder exercises the options. The IRS allowed option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2007, all of our U.S.A. option holders repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options was included in the stock compensation accrual for March 2007.

During the quarter ended September 30, 2007, the Company granted 775,000 stock options to consultants and employees exercisable at a price of $2.41 U.S. until January 22, 2012.

During the quarter ended March 31, 2007, the Company granted 235,000 stock options to consultants and employees exercisable at a price of $1.40 CDN ($1.24 U.S.) until January 22, 2012.

During the quarter ended September 30, 2006, the Company granted 170,000 stock options to consultants and employees exercisable at a price of $1.00 CDN ($0.89 U.S.) until July 31, 2011.

During the quarter ended June 30, 2006, the Company granted 1,763,000 stock options to consultants, employees, directors and officers exercisable at prices ranging from $0.85 to $1.00 CDN ($0.77 to $0.90 U.S.) until April 12, 2011.

The following table reflects the summary of stock options outstanding at March 31, 2008 and changes during the years ended March 31, 2008, 2007 and 2006:

		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Exercise	Fair	Intrinsic
	shares under	Price Per	Value	Value
	options	Share	(US)	(US)

Balance outstanding, March 31, 2005	1,756,265	$0.68 CDN	$0.34	$590,033
Forfeited	(204,489)	0.86 CDN	0.62	(64,037)
Exercised	(536,148)	0.63 CDN	0.30	(153,641)
Granted	50,000	1.05 CDN	0.99	26,791
Balance outstanding, March 31, 2006	1,065,628	0.69 CDN	0.37	399,146
Forfeited	(145,000)	0.86 CDN	0.62	(90,487)
Exercised	(152,500)	0.63 CDN	0.30	(46,427)
Granted	2,168,000	1.05 CDN	0.99	2,140,719
Balance outstanding, March 31, 2007	2,936,128	0.96 CDN	0.82	2,402,951

Forfeited	(5,000)	1.00 CDN	0.80	(4,000)
Exercised	(806,250)	0.83 CDN	0.63	(511,494)
Granted	775,000	2.41 US	1.95	1,513,964
Balance outstanding, March 31, 2008	2,899,878	$1.35CDN	$1.17	$3,401,421

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises and employee termination within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based upon past experience and future estimates and includes data from the Plan. The risk-free rate for periods within the expected term of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. The Company currently does not foresee the payment of dividends in the near term.

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The assumptions used to calculate the fair value are as follows:

	Year Ended March 31,
	2008	2007

Dividend yield	0	0
Expected volatility	77-140%	82-149%
Risk free interest rate	1.74-5.10%	3.94-4.2%
Expected life (years)	3.18	3.36

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The following table summarizes information about the stock options outstanding at March 31, 2008:

OPTIONS OUTSTANDING
		REMAINING	NUMBER OF
EXERCISE	NUMBER OF	CONTRACTUAL	OPTIONS
PRICE	OPTIONS	LIFE (YEARS)	EXERCISABLE

$ 0.60 CDN	210,628	0.83	210,628
0.72 CDN	67,500	1.58	67,500
0.85 CDN	20,000	3.00	20,000
0.90 CDN	182,500	1.58	182,500
1.00 CDN	1,423,000	3.00	1,423,000
1.15 CDN	78,750	3.33	78,750
1.40 CDN	157,500	3.83	118,125
2.41 US	760,000	4.33	380,000

$ 1.35 CDN	2,899,878	3.12	2,480,503

The following table summarizes information about the stock options outstanding at March 31, 2007:

OPTIONS OUTSTANDING
		REMAINING	NUMBER OF
EXERCISE	NUMBER OF	CONTRACTUAL	OPTIONS
PRICE (CDN)	SHARES	LIFE (YEARS)	EXERCISABLE

$ 0.60	355,628	1.91	355,628
0.72	197,500	2.67	197,500
0.85	20,000	4.00	15,000
0.90	347,500	2.67	347,500
1.00	1,615,500	4.00	807,750
1.15	165,000	4.50	82,500
1.40	235,000	4.83	58,750
$ 0.96	2,936,128	3.59	1,864,628

A summary of the status of the Company’s nonvested stock options for the fiscal years ended March 31, 2008, 2007 and 2006 are presented as follows:

		Weighted	Weighted
		Average Grant	Average
	Number of	Date Fair Value	Grant Date
	Options	Per Share	Fair Value

Nonvested, March 31, 2005	719,066	$0.68 CDN	$0.34
Granted	50,000	0.72 CDN	0.54
Vested	(386,566)	0.61 CDN	0.29
Forfeited	(240,000)	0.63 CDN	0.31
Nonvested, March 31, 2006	142,500	0.69 CDN	0.37
Granted	2,168,000	1.05 CDN	0.99
Vested	(1,094,000)	0.63 CDN	0.30
Forfeited	(145,000)	0.86 CDN	0.62
Nonvested, March 31, 2007	1,071,500	0.96 CDN	0.82

Granted	775,000	2.41 US	1.54
Vested	(1,422,125)	2.15 US	1.37
Forfeited	(5,000)	1.00 CDN	0.80
Nonvested, March 31, 2008	419,375	$1.12 CDN	$1.43

As of March 31, 2008, there was $363,923 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of shares vested during the year ended March 31, 2008 and 2007 was $1,723,807 and $1,129,072; respectively.

Stock Purchase Warrants

At June 30, 2007, 454,545 share purchase warrants at an exercise price of $2.08 US were issued to compensate brokers resulting from the private placement of 9,090,900 common shares issued June 5, 2007. During the quarter ended December 31, 2007, stock purchase warrants representing 159,091 common shares at an exercise price of $2.08 U.S. were exercised.

NOTE 8 - RELATED PARTY TRANSACTIONS

At March 31, 2008 and 2007, the amounts of $9,218 and $9,510, respectively, are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

The Company’s subsidiary Raft River Energy I, LLC owed the Company $205,033 and $154,277 at March 31, 2008 and 2007; respectively, for operating and maintenance expenses. The receivable balance is comprised of unsecured demand obligations due within twelve months. During the fiscal year ended March 31, 2008, the Company received $62,500 in management fees and $121,742 in lease and royalties from RREI.

The Company incurred the following transactions with directors, officers and a company with a common director:

	Year Ended	Year Ended
	March 31,	March 31,
	2008	2007

Administrative services	$22,321	$20,563
Director fees	41,250	23,250
Consulting fees	16,000	24,000

	$79,571	$67,813

NOTE 9 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The material difference in respect to these financial statements between U.S. GAAP and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) are recorded as a capital asset. Under U.S. GAAP, these amounts are expensed. As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

Consolidated Balance Sheets	U.S. GAAP December 31, 2008	Canadian GAAP December 31, 2008	U.S. GAAP March 31, 2007	Canadian GAAP March 31, 2007
Plant, Property and Equipment	$ 6,858,015	$ 7,298,626	$ 4,138,386	$ 4,578,997
Total Assets	40,366,933	40,807,544	22,673,340	23,113,951
Stockholders’ Equity	38,075,200	38,515,831	21,216,878	21,657,489
Total Liabilities and Stockholders’ Equity	$ 40,366,933	$ 40,807,544	$ 22,673,340	$ 23,113,951

Consolidated Statements of Operations and Comprehensive Loss	U.S. GAAP Year Ended December 31, 2008	Canadian GAAP Year Ended December 31, 2008	U.S. GAAP Year ended March 31, 2007	Canadian GAAP Year ended March 31, 2007
Exploration Expenditures	$ -	$ -	$ -	$ -
Loss from Operations	(4,433,035)	(4,433,035)	(2,987,869)	(2,987,869)
Net Loss	$ (3,369,358)	$ (3,369,358)	$ (1,792,584)	$ (1,792,584)

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements
The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property and for Neal Hot Springs. The Company incurred total lease expenses for years ended March 31, 2008, 2007 and 2006 of $49,975, $28,698 and $10,498; respectively.

BLM Lease Agreement
On August 1, 2007, the Company signed a geothermal resources lease agreement with the United States Department of the Interior Bureau of Land Management (“BLM”). The contract requires an annual payment of $3,502 including processing fees. The primary term of the agreement is 10 years. After the primary term, the Company has the right to extend the contract. BLM has the right to terminate the contract upon written notice if the Company does not comply with the terms of the agreement.

Office Lease
The Company entered into a 3 year lease contract effective January 1, 2008 through January 31, 2011, for general office space for an executive office located in Boise, Idaho. The lease payments are due in monthly installments that start at $5,637 per month and increase annually to $5,981 per month.

The following is the total contracted lease obligations for the next five fiscal years:

Year
Ending
March 31,	Amount

2009	$111,686
2010	118,726
2011	109,607
2012	53,800
2013	44,802
Thereafter	134,608

Power Purchase Agreements
The Company has signed a power purchase agreement with Idaho Power Company for sale of power generated from its subsidiary Raft River Energy I, LLC. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements will govern the operational revenues for the initial phases of the Company’s operating activities.

The Company signed a power purchase agreement on March 12, 2008 with Eugene Water and Electric Board for the planned phase two power plant at Raft River, Idaho. The agreement allows for variable output up to a maximum of 16 megawatts with a term of 25 years. The agreement is subject to successful drilling and resource development.

As a part of the purchase of the assets from Empire Geothermal Power, LLC and Michael B. Stewart acquisition (“Empire Acquisition”) (see Note 11), a Power Purchase agreement with Sierra Pacific Power Company was assigned to the Company. The contract has a stated expected output of 3,250 kilowatts maximum per hour and extends through 2017. All power produced will be purchased and there are no penalties for not meeting or exceeding expected output levels.

Construction Contract
On December 5, 2005, the Company signed a contract (the “Ormat EPC Agreement”) with Ormat Nevada, Inc. (Ormat) for Ormat to construct a 13 megawatt geothermal power plant at Raft River, Idaho. As part of the Agreement, Ormat has guaranteed certain performance specifications and plant components. At fiscal year end, Company management does not believe that all specifications have been met, and has withheld payment of approximately $1 million dollars. This amount has not been reflected as a liability in the Company’s financial statements.

Joint Venture Agreement Construction Costs
Raft River Energy I is a joint venture between the Company and Raft River I Holdings, LLC a subsidiary of Goldman Sachs Group, Inc. An Operating Agreement governs the rights and responsibilities of both parties. At fiscal year end, the Company had contributed approximately $17 million in cash and property, and Raft River I Holdings has contributed approximately $34 million in cash. Raft River I Holdings, LLC is not required to contribute additional capital based upon the current agreement. The Company is obligated to provide contributions sufficient to complete a 10 mega watt power plant. At fiscal year end, the project is believed to be substantially funded. Profits and losses are allocated to the members based upon contributed capital levels. As profits are realized, the levels of capital will be returned to Raft River I Holdings, LLC.

NOTE 11 – SUBSEQUENT EVENTS

Major Acquisition
Prior to fiscal year end, the Empire Acquisition transaction was initiated to acquire a 3.6 megawatt operating geothermal power plant and approximately 28,358 acres (44.3 square miles) of geothermal energy leases and certain ground water rights all located north of Reno, Nevada. The power plant is comprised of four binary cycle units, a wet cooling tower and nine geothermal wells developed in a proven geothermal reservoir. The total sales price was $16.6 million dollars. A portion of the funds that amounted to approximately $11.3 million dollars was transferred from escrow prior to April 1, 2008. On May 1, 2008, the remaining $5.32 million was transferred to the seller, and the transaction was considered to be complete.

Private Placement Common Stock Offering
Subsequent to fiscal year end, the Company entered into an agreement with a Canadian investment dealer, in which an underwriter has agreed to purchase 4,260,000 units of the Company’s equity interests. Each unit comprises one common share of the Company’s stock and one half of one common share purchase warrant. The initial offering, completed on April 28, 2008, generated gross proceeds $10,011,000 CDN (approximately $10,154,458 US) at a price of $2.35 CDN per share. Each warrant will entitle the holder the right to acquire one additional common share of the Company for a period of 24 months following the closing of the offering for $3.00 US per share. In addition, the Underwriters exercised their option to purchase an additional 2,122,500 Units at the issue price of the offering, resulting in the issuance of a total of 6,382,500 Units for aggregate gross proceeds of approximately 15 million CDN.

Exploration Joint Venture
In May 2008, the Company entered into an agreement with Gerlach Green Energy LLC of Nevada (“GGE”). The purpose of the joint venture is the exploration of the Gerlach geothermal system, which is located in northwestern Nevada, near the town of Gerlach. The agreement establishes a limited liability company named Gerlach Geothermal LLC. The agreement provides for a 60 percent U.S. Geothermal ownership interest in the joint venture by a subsidiary of the Company and a 40 percent ownership interest by GGE, with the Company expending $2,000,000 toward the project, of which $300,000 is a property contribution in the form of a BLM geothermal lease. GGE has contributed one BLM geothermal lease and one private geothermal lease. These leases have all had previous work including geophysical studies and drilling. The combined property totals 3,615 acres (5.6 square miles) with 3,415 acres of BLM leases and 200 acres in a private property lease. The joint venture agreement gives GGE an option to maintain its 40% ownership interest as additional capital contributions are required. If GGE dilutes to below a 10 percent interest, their ownership position in the joint venture would be converted to a 10 percent net profits interest. The Company will serve as the manager for the joint venture’s development activities.